Exhibit 2.2

MASTER SEPARATION AGREEMENT

BETWEEN

CBS CORPORATION

AND

CBS OUTDOOR AMERICAS INC.

Dated as of

-i-

-ii-

MASTER SEPARATION AGREEMENT (this “Agreement”) dated as of                     , by and among CBS Corporation, a Delaware corporation (“CBS”), and CBS Outdoor Americas Inc., a Maryland corporation (“Outdoor Americas”). CBS and Outdoor Americas are herein referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, CBS presently indirectly owns 100% of the equity of Outdoor Americas and Radio Media (as defined below) presently directly owns 100% of the equity of Outdoor Americas;

WHEREAS, CBS presently intends to cause Outdoor Americas to offer shares of Outdoor Americas Common Stock (as defined below) in an IPO (as defined below), immediately following which CBS will own 80.1% or more of the outstanding shares of Outdoor Americas Common Stock;

WHEREAS, after the IPO, CBS presently intends to (a) cause Radio Media to distribute the Outdoor Americas Common Stock held directly by Radio Media to CBS, its sole shareholder, pursuant to the Plan of Reorganization (the “Radio Media Distribution”), (b) following the Radio Media Distribution, cause certain of its Subsidiaries to transfer the Outdoor Americas Common Stock held indirectly by CBS to CBS through a series of internal distributions (each such distribution and the Radio Media Distribution, collectively, the “Internal Spin-Offs”) and (c) following the last Internal Spin-Off, distribute or otherwise transfer the Outdoor Americas Common Stock held directly by CBS to its shareholders in the Split-Off (as defined below);

WHEREAS, CBS presently intends to effect the separation of Outdoor Americas from CBS by (a) consummating an offer to exchange shares of Outdoor Americas Common Stock owned by CBS for shares of CBS Common Stock then outstanding (the “Initial Exchange Offer”) and (b) in the event that holders of CBS Common Stock subscribe for less than all of the shares of Outdoors Americas Common Stock owned by CBS in the Initial Exchange Offer, (i) offering the remaining shares of Outdoors Americas Common Stock owned by CBS in one or more subsequent exchange offers and/or (ii) distributing the remaining shares of Outdoors Americas Common Stock owned by CBS on a pro rata basis to holders of CBS Common Stock whose shares of CBS Common Stock remain outstanding after consummation of the exchange offer(s) (collectively, the “Split-Off”);

WHEREAS, the Parties intend in this Agreement, the Ancillary Agreements and the Exhibits attached hereto to set forth the principal arrangements between them regarding such IPO and the Split-Off; and

WHEREAS, the Parties intend that, for U.S. federal income tax purposes, (i) the Contribution (as defined below) and, to the extent effected, the Radio Media Distribution, taken together, will qualify as a “reorganization” pursuant to Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) each of the Internal Spin-Offs (other than the Radio Media Distribution), if effected, will qualify as a tax-free transaction under Section 355 of the Code and (iii) the Split-Off, if effected, will qualify as a tax-free transaction under Section 355 of the Code.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions. As used in this Agreement, the following terms will have the following meanings:

“Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Affiliate” (including, with a correlative meaning, “affiliated”) with respect to a specified Person, means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purpose of this definition, “control” (including with correlative meanings “controlled by” and “under common control with”), with respect to any specified Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or otherwise. It is expressly agreed that for purposes of this Agreement and the Ancillary Agreements, (a) from and after the IPO Closing Time, no member of the Outdoor Americas Group shall be deemed to be an Affiliate of any member of the CBS Group, (b) from and after the IPO Closing Time, no member of the CBS Group shall be deemed to be an Affiliate of any member of the Outdoor Americas Group, and (c) at no time shall any of Viacom Inc., a Delaware corporation, or National Amusements, Inc., a Maryland corporation, or any of their respective Subsidiaries or controlled Affiliates (in each case, other than any member of the CBS Group or Outdoor Americas Group), be considered an Affiliate of any member of the CBS Group or Outdoor Americas Group.

“Agreement” has the meaning set forth in the Preamble.

“Agreement Disputes” has the meaning set forth in Section 7.01.

“Allocation” has the meaning set forth in Section 4.03(i).

“Ancillary Agreements” means the License Agreement, Registration Rights Agreement, Transition Services Agreement and the Tax Matters Agreement.

“Annual Financial Statements” has the meaning set forth Section 4.01(a)(vii).

“Benefit Plan” means, with respect to an entity or any of its Subsidiaries, (a) each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and all other employee benefits arrangements, policies or payroll practices (including severance pay, sick leave, vacation pay, salary continuation, disability, retirement, deferred compensation, bonus, stock option or other equity-based compensation, hospitalization, medical insurance or life insurance) sponsored or maintained by such entity or by any of its Subsidiaries (or to which such entity or any of its Subsidiaries contributes or is required to contribute) and (b) all “employee pension benefit plans” (as defined in Section 3(2) of ERISA), occupational pension plan or arrangement or other pension arrangements sponsored, maintained or contributed to by such entity or any of its Subsidiaries (or to which such entity or any of its Subsidiaries contributes or is required to contribute). For the avoidance of doubt, “Benefit Plans” includes Health and Welfare Plans. When immediately preceded by “CBS,” Benefit Plan means any Benefit Plan sponsored, maintained or contributed to by a member of the CBS Group or any Benefit Plan with respect to which a member of the CBS Group is a party. When immediately preceded by “Outdoor Americas,” Benefit Plan means any Benefit Plan sponsored, maintained or contributed to by a member of the Outdoor Americas Group or any Benefit Plan with respect to which a member of the Outdoor Americas Group is a party.

“Benefits Transition Date” means January 1, 2014.

“Business” means the Outdoor Americas Business or the CBS Business, as the case may be.

“Business Day” means any day other than a Saturday, a Sunday, or a day on which banking institutions located in the State of New York are authorized or obligated by Law or executive order to remain closed.

“Canadian Life Insurance Plans” has the meaning set forth in Section 9.07(e).

“CBS” has the meaning set forth in the Preamble.

“CBS Annual Statements” has the meaning set forth in Section 4.01(a)(xvi).

“CBS Business” means any assets, business or operations of CBS or any of its Affiliates other than the Outdoor Americas Business.

“CBS Class A Common Stock” means the class A common stock, par value $0.001 per share, of CBS.

“CBS Class B Common Stock” means the class B common stock, par value $0.001 per share, of CBS.

“CBS Common Stock” means the CBS Class A Common Stock and the CBS Class B Common Stock.

“CBS DB Plans” has the meaning set forth in Section 9.02(a).

“CBS Employee” means any individual who, immediately prior to the IPO Closing Time, is either actively employed with, or then on an approved leave of absence from, the CBS Business.

“CBS Group” means CBS, each Subsidiary of CBS immediately after the IPO Closing Time and each other Person that is controlled, directly or indirectly, by CBS immediately after the IPO Closing Time (in each case other than any member of the Outdoor Americas Group).

“CBS Insurance Policies” has the meaning set forth in Section 4.03(a).

“CBS Last 10-K Date” has the meaning set forth in Section 4.01(a)(i).

“CBS Public Filings” has the meaning set forth in Section 4.01(a)(xiv).

“CBS Litigation Matters” has the meaning set forth in Section 4.02(d).

“CBS’s Auditors” has the meaning set forth in Section 4.01(a)(xvi).

“CBS Transfer Agent” means Wells Fargo Shareowner Services.

“COBRA” means the continuation coverage requirements for “group health plans” under Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Code § 4980B and ERISA §§ 601 through 608.

“Code” has the meaning set forth in the Recitals.

“Common Agreements” has the meaning set forth in Section 4.04(a).

“Confidential Information” means, with respect to any Party, (a) any Information concerning such Party, its Business or any of its Affiliates that was disclosed by the other Party and (b) any Information concerning such Party that is obtained by the other Party under Article III; provided, however, Confidential Information shall not include Information that it is or was (i) in the public domain other than by the breach of this Agreement or the Ancillary Agreements, (ii) available to such Party outside the context of the Prior Relationship on a nonconfidential basis prior to its disclosure by the other Party, (iii) lawfully acquired outside the context of the Prior Relationship on a nonconfidential basis or independently developed by, or on behalf of, such Party by Persons who do not have access to, or descriptions of, any such Confidential Information, (iv) required to be, and has been, publicly disclosed by Law, governmental order or the rules and regulations of the SEC or (v) mutually agreed to by the Parties.

“Confidentiality Expiration Date” means the second (2nd) anniversary of the De-consolidation Date.

“Contribution” means the contribution of assets (including stock or other equity interests in Subsidiaries) by Radio Media to Outdoor Americas pursuant to the Plan of Reorganization.

“Conversion Date” has the meaning set forth in Section 9.05(a).

“De-consolidation Date” means the date on which CBS is no longer required to consolidate Outdoor Americas’ results of operations and financial position (determined by CBS in accordance with GAAP).

“Employment Transfer Date” means (a) except as provided in clauses (b) and (c) hereof, the Benefits Transition Date, (b) in the case of any Outdoor Americas Employee or Former Outdoor Americas Employee who was transferred into the Outdoor Americas Business from the CBS Business following the Benefits Transition Date, the date such employee was designated by CBS as an Outdoor Americas Employee or (c) in the case of any Outdoor Americas Employee or Former Outdoor Americas Employee who was hired by the Outdoor Americas Business following the Benefits Transition Date, the date such Outdoor Americas Employee commenced employment with the Outdoor Americas Business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended. Reference to a specific provision of ERISA also includes any proposed, temporary or final regulation in force under that provision.

“Escalation Notice” has the meaning set forth in Section 7.02(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, together with the rules and regulations promulgated thereunder.

“Former CBS Employee” means any individual who, as of the IPO Closing Time, is a former employee of the CBS Business (including any business or entity that would be a part of the CBS Business if it existed as of the IPO Closing Time); provided that if such individual is also a former employee of the Outdoor Americas Business, such individual shall only be considered a Former CBS Employee if such individual was most recently an employee of the CBS Business (which for purposes hereof shall mean that the employee primarily provided services to a business or entity that is a part of the CBS Group or that would be a part of the CBS Business if it existed as of the IPO Closing Time).

“Former Outdoor Americas Employee” means any individual who as of the IPO Closing Time is a former employee of the Outdoor Americas Business (including any business or entity that would be a part of the Outdoors America Business if it existed as of the IPO Closing Time); provided that if such individual is also a former employee of the CBS Business, such individual shall only be considered a Former Outdoor Americas Employee if such individual was most recently an employee of the Outdoor Americas Business (which for purposes hereof shall mean that the employee primarily provided services to a business or entity that is a part of the Outdoors America Business or that would be a part of the Outdoors America Business if it existed as of the IPO Closing Time).

“Future CBS Litigation Matter” has the meaning set forth in Section 4.02(f)(i).

“Future Joint Litigation Matters” has the meaning set forth in Section 4.02(f)(iii).

“Future Outdoor Americas Litigation Matters” has the meaning set forth in Section 4.02(f)(ii).

“GAAP” means the generally accepted accounting principles in effect in the United States of America, consistently applied.

“Governmental Approvals” means any notices, reports or other filings to be made, or any consents, registrations, approvals, permits or authorizations to be obtained from, any Governmental Authority.

“Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof, including any self-regulatory organization.

“Group” means either the Outdoor Americas Group or the CBS Group, as the context requires.

“Health and Welfare Plans” means any plan, fund or program which was established or is maintained for the purpose of providing for its participants or their beneficiaries, through the purchase of insurance or otherwise, medical (including PPO, EPO and HDHP coverages), mental health, dental, prescription, vision, short-term disability, long-term disability, life and AD&D, employee assistance, group legal services, wellness, cafeteria (including premium payment, health flexible spending account and dependent care flexible spending account components), travel reimbursement, transportation, cancer care, health benefits advocate or other benefits in the event of sickness, accident, disability, death or unemployment, or vacation benefits, apprenticeship or other training programs or day care centers, scholarship funds, or prepaid legal services, including any such plan, fund or program as defined in Section 3(1) of ERISA.

“HIPAA” means the health insurance portability and accountability requirements for “group health plans” under the Health Insurance Portability and Accountability Act of 1996, as amended.

“Indemnified Party” means any Person who is entitled to receive payment or defense from an Indemnifying Party pursuant to this Agreement.

“Indemnifying Party” means any party who is required to pay or defend any other Person pursuant to this Agreement.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data.

“Initial Exchange Offer” has the meaning set forth in the recitals.

“Insurance Charges” has the meaning set forth in Section 4.03(e).

“Insurance Proceeds” means those monies (a) received by an insured or reinsured from an insurer or reinsurer or (b) paid by an insurer or reinsurer on behalf of the insured or reinsured, in any such case net of any applicable premium adjustments (including, without limitation, retrospectively rated premium adjustments) and net of any self-insured retention, deductible or other form of self-insurance and net of any third party costs or expenses incurred in the collection thereof.

“Insurance Rights” means any and all rights under or arising out of the CBS Insurance Policies and any and all claims and choses in action under or arising out of the CBS Insurance Policies and for benefits and proceeds thereof, including, without limitation, those rights, claims or causes in action held directly as an insured, additional insured, additional named insured, subsidiary, affiliate, division or department, successor-in-interest or assignee to the fullest extent permitted under the terms of the CBS Insurance Policies in accordance with applicable Law.

“Internal Spin-Offs” has the meaning set forth in the recitals.

“IPO” means the initial public offering by Outdoor Americas of shares of Outdoor Americas Common Stock as contemplated by the IPO Registration Statement.

“IPO Closing Time” means the first time at which the proceeds of any sale of Outdoor Americas Common Stock to the Underwriters are received, or such other time as is determined by CBS.

“IPO Date” means the date on which the IPO Closing Time occurs.

“IPO Effective Date” means the date on which the IPO Registration Statement is declared effective by the SEC.

“IPO Pricing Date” means the date of the underwriting agreement for the IPO.

“IPO Prospectus” means each preliminary, final or supplemental prospectus forming a part of the IPO Registration Statement.

“IPO Registration Statement” means the Registration Statement on Form S-11 (Registration No. 333-189643) of Outdoor Americas, including all exhibits thereto and as supplemented and amended from time to time.

“Issuance Event” has the meaning set forth in Section 5.02(c).

“Issuance Event Date” has the meaning set forth in Section 5.02(c).

“Law” means any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income Tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case enacted, promulgated, issued or entered by a Governmental Authority.

“License Agreement” means the License Agreement to be entered into on or before the IPO Closing Time between CBS and Outdoor Americas, in substantially the form attached hereto as Exhibit A.

“Losses” has the meaning set forth in Section 6.01.

“Market Price” of any shares of Outdoor Americas Common Stock on any date means (a) the average of the closing price of such shares on each of the five (5) full trading days immediately preceding such date on the Stock Exchange or, if such shares are not listed thereon, on the principal national securities exchange or automated interdealer quotation system on which such shares are traded or (b) if such sale prices are unavailable or such shares are not so traded, the value of such shares on such date determined in accordance with agreed-upon procedures reasonably satisfactory to CBS and Outdoor Americas.

“Named Party” has the meaning set forth in Section 4.02(f)(iv).

“Non-U.S. Benefit Plan” means any Benefit Plan that is administered outside the United States, its territories and possessions and the District of Columbia.

“Option,” when immediately preceded by “CBS,” means an option (either nonqualified or incentive) to purchase shares of CBS Class B Common Stock pursuant to a CBS Benefit Plan. When immediately preceded by “Outdoor Americas,” Option means an option (either nonqualified or incentive) to purchase shares of Outdoor Americas Common Stock issued as a result of the conversion of CBS Options pursuant to Section 9.05(a) of this Agreement.

“Outdoor Americas” has the meaning set forth in the Preamble.

“Outdoor Americas’ Auditors” has the meaning set forth in Section 4.01(a)(xv).

“Outdoor Americas Business” means (a) (i) the business that consists of CBS’s “Outdoor Americas” operating segment, as described in the IPO Registration Statement as most recently filed as of the date of this Agreement; and (ii) such other business and operations of CBS and its current and former Subsidiaries related to leasing advertising space on out-of-home advertising structures and sites; and (b) except as otherwise expressly provided herein, any terminated, divested or discontinued businesses or operations that at the time of termination, divestiture or discontinuation primarily related to the Outdoor Americas Business (as described in the foregoing clause (a)) as then conducted; provided, however, that the Outdoor Americas Business shall not include any business and operations of CBS and its current and former Subsidiaries (i) related to leasing advertising space on malls or (ii) sold to Affiliates of Platinum Equity Partners pursuant to that certain Purchase and Sale Agreement, dated as of July 29, 2013, by and among CBS Corporation, CBS Outdoor Metro Services Ltd., CBS International Holdings BV, CBS Worldwide Ltd., as general partner of PTC Holdings CV, Doubleplay I Limited, Doubleplay III Limited, Doubleplay Rail Limited and Doubleplay LU Limited, as may be amended from time to time.

“Outdoor Americas Common Stock” means the common stock, par value $0.01 per share, of Outdoor Americas.

“Outdoor Americas Employee” means any individual who, immediately prior to the IPO Closing Time, is either actively employed with, or then on an approved leave of absence from, the Outdoor Americas Business.

“Outdoor Americas Group” means Outdoor Americas, each Subsidiary of Outdoor Americas immediately after the IPO Closing Time and each other Person that is controlled, directly or indirectly, by Outdoor Americas immediately after the IPO Closing Time.

“Outdoor Americas Last 10-K Date” has the meaning set forth in Section 4.01(a)(x).

“Outdoor Americas Litigation Matters” has the meaning set forth in Section 4.02(e).

“Outdoor Americas Non-Voting Stock” means any class or series of Outdoor Americas capital stock, and any warrant, option or right in such stock, other than Outdoor Americas Voting Stock.

“Outdoor Americas Option Ratio” means the quotient obtained by dividing (a) the closing per-share price of CBS Class B Common Stock on the Conversion Date (or, if the Conversion Date is not a trading day, the last trading day before the Conversion Date), as listed on the Stock Exchange, by (b) the closing per-share price of Outdoor Americas Common Stock on the Conversion Date (or, if the Conversion Date is not a trading day, the last trading day before the Conversion Date), as listed on the Stock Exchange.

“Outdoor Americas Public Documents” has the meaning set forth in Section 4.01(a)(x).

“Outdoor Americas Public Filings” has the meaning set forth Section 4.01(a)(xiv).

“Outdoor Americas RSU Ratio” means the quotient obtained by dividing (a) the closing per-share price of CBS Class B Common Stock on the IPO Pricing Date, as listed on the Stock Exchange, by (b) the offering price of a share of Outdoor Americas Common Stock in the IPO, as set forth on the cover of the IPO Prospectus.

“Outdoor Americas Transfer Agent” means Wells Fargo Shareowner Services.

“Outdoor Americas Voting Stock” means the Outdoor Americas Common Stock and any other capital stock of Outdoor Americas entitled to vote in the election of directors (but excluding any class or series of capital stock only entitled to vote in the event of dividend arrearages thereon, if at the time of determination there are no such dividend arrearages).

“Outdoor CBAs” has the meaning set forth in Section 9.04.

“Outdoor DB Plans” has the meaning set forth in Section 9.02(b).

“Outdoor Multiemployer Plans” has the meaning set forth in Section 9.04.

“Outdoor Participants” has the meaning set forth Section 9.02(a).

“Non-Voting Ownership Percentage” means with respect to any class or series of Outdoor Americas Non-Voting Stock (if such a class or series is created and issued), at any time, the fraction, expressed as a percentage and rounded to the nearest thousandth of a percent, whose numerator is the number of shares of such class or series of Outdoor Americas Non-Voting Stock beneficially owned by the CBS Group and whose denominator is the total number of outstanding shares of such class or series of Outdoor Americas Non-Voting Stock; provided, however, that any shares of such Outdoor Americas Non-Voting Stock issued by Outdoor Americas in violation of its obligations under Article V of this Agreement shall not be deemed outstanding for the purpose of determining the Non-Voting Ownership Percentage.

“Owning Party” has the meaning set forth in Section 3.02(a).

“Party” and “Parties” has the meaning set forth in the Preamble.

“Pension Trust” has the meaning set forth in Section 9.02(b).

“Person” means any individual, corporation, limited or general partnership, limited liability company, joint venture association, joint stock company, trust unincorporated organization, Governmental Authority or any agency or political subdivision thereof.

“Plan of Reorganization” means the Agreement and Plan of Reorganization, dated as of January 15, 2014, by and among CBS, Outdoor Americas and Radio Media.

“Prior Relationship” means the relationship between CBS and Outdoor Americas at any time prior to the Split-Off Date.

“Public Filings” has the meaning set forth in Section 4.01(a)(xiv).

“Quarterly Financial Statements” has the meaning set forth in Section 4.01(a)(vi).

“Radio Media” means CBS Radio Media Corporation, an indirect wholly owned Subsidiary of CBS.

“Radio Media Distribution” has the meaning set forth in the recitals.

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into on or before the IPO Closing Time between CBS and Outdoor Americas, in substantially the form attached hereto as Exhibit C.

“Regulation S-K” means Regulation S-K of the General Rules and Regulations promulgated by the SEC.

“Regulation S-X” means Regulation S-X of the General Rules and Regulations promulgated by the SEC.

“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“Required Time Period” has the meaning set forth in Section 4.01(a)(v).

“Responsible Party” has the meaning set forth in Section 4.02(f)(iv).

“RSU,” when immediately preceded by “CBS,” means a unit representing a general unsecured promise by CBS to pay the value of shares of CBS Class B Common Stock in cash or shares of CBS Class B Common Stock. When immediately preceded by “Outdoor Americas,” RSU means a unit issued as a result of the conversion of CBS RSUs pursuant to Section 9.05(b) of this Agreement and representing a general unsecured promise by Outdoor Americas to pay the value of shares of Outdoor Americas Common Stock in cash or shares of Outdoor Americas Common Stock.

“Retention Period” has the meaning set forth in Section 3.03(a).

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as amended from time to time, together with the rules and regulations promulgated thereunder.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended from time to time, together with the rules and regulations promulgated thereunder.

“Split-Off” has the meaning set forth in the Recitals.

“Split-Off Date” is the first date upon which CBS beneficially owns, either directly or indirectly, less than five percent (5%) of the outstanding shares of Outdoor Americas Common Stock as a result of the Split-Off.

“Split-Off Prospectus” means each preliminary, final or supplemental prospectus forming a part of the Split-Off Registration Statement.

“Split-Off Registration Statement” means any registration statement (or any preliminary or final prospectus included therein), information memorandum or other offering document relating to the Split-Off, in each case including all exhibits thereto and as supplemented and amended from time to time.

“Stock Exchange” shall mean the New York Stock Exchange.

“Subscription Right” has the meaning set forth in Section 5.02(a).

“Subscription Right Notice” has the meaning set forth in Section 5.02(c).

“Subsidiary” means, with respect to any Person, any other Person which such Person (i) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (A) the total combined voting power of all classes of voting securities of such other Person, (B) the total combined equity interests or (C) the capital or profit interests, in the case of a partnership, or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body; provided, however, that prior to the Split-Off Date, a Person shall be deemed to be a Subsidiary of CBS only if such Person would be a Subsidiary of CBS assuming the Split-Off Date has occurred.

“Taxes” has the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” means the Tax Matters Agreement to be entered into on or before the IPO Closing Time between CBS and Outdoor Americas, in substantially the form attached hereto as Exhibit D.

“Third-Party Claim” has the meaning set forth in Section 6.05(b).

“Transition Services Agreement” means the Transition Services Agreement to be entered into on or before the IPO Closing Time between CBS and Outdoor Americas, in substantially the form attached hereto as Exhibit B.

“Underwriters” means the several underwriters of the IPO named in the Underwriting Agreement.

“Underwriting Agreement” means the Underwriting Agreement relating to the IPO between Outdoor Americas and the representatives of the several underwriters of the IPO set forth therein, as amended from time to time.

“Voting Percentage” means, at any time, the fraction, expressed as a percentage and rounded to the nearest thousandth of a percent, whose numerator is the number of votes entitled to be cast with respect to all of the outstanding shares of Outdoor Americas Voting Stock beneficially owned by the CBS Group and whose denominator is the number of votes entitled to be cast with respect to all of the outstanding shares of Outdoor Americas Voting Stock; provided, however, that any shares of such Outdoor Americas Voting Stock issued by Outdoor Americas in violation of its obligations under Article V of this Agreement shall not be deemed outstanding for the purpose of determining the Voting Percentage.

“WE Effective Time” has the meaning set forth in Section 9.07(c).

ARTICLE II

THE IPO AND THE SPLIT-OFF

Section 2.01 The Split-Off. CBS currently intends, subject to market conditions and other factors deemed relevant to CBS, in its sole discretion, to (1) complete the IPO and (2) complete the Split-Off following the completion of the IPO and the expiration or waiver of the lockup period applicable to CBS pursuant to the Underwriting Agreement. CBS may, in its sole discretion, determine whether to proceed with all or part of the IPO and/or Split-Off and all terms of the IPO and/or Split-Off, including the form, structure and terms of any transaction(s) and/or offering(s) to effect the IPO and/or Split-Off and the timing of and conditions to the consummation of the IPO and/or Split-Off. In addition, CBS may at any time, and from time to time until the completion of the IPO and/or Split-Off, abandon, modify or change any or all of the terms of the IPO and/or Split-Off, as applicable, including by accelerating or delaying the timing of the consummation of all or part of the IPO and/or Split-Off. Outdoor Americas shall cooperate with CBS in all commercially reasonable respects to accomplish the IPO and/or Split-Off and shall, at CBS’s direction, promptly take any and all actions necessary or desirable in CBS’s sole discretion to effect the IPO and/or Split-Off, including the registration under the Securities Act of Outdoor Americas Common Stock on an appropriate registration form or forms to be designated by CBS. CBS shall, in its sole discretion, select any investment banker(s) and manager(s) in connection with the IPO and/or Split-Off, as well as any other institutions providing services in connection with the IPO and/or Split-Off, including a financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for CBS and Outdoor Americas.

Section 2.02 Certain Stockholder Matters. Outdoor Americas shall cooperate with CBS in connection with all aspects of the IPO and/or Split-Off, including all matters relating to the issuance of, and delivery of evidence of the ownership of (including book-entry), the shares of Outdoor Americas Common Stock distributed to the holders of CBS Common Stock in connection with any transaction(s) included as part of the Split-Off. Following the Split-Off, CBS shall promptly, but in no event later than two (2) Business Days thereafter, instruct the CBS

Transfer Agent to deliver to the Outdoor Americas Transfer Agent true, correct and complete copies of the stock ownership and transfer records reflecting the holders of CBS Common Stock receiving shares of Outdoor Americas Common Stock in connection with any transaction(s) included as part of the Split-Off.

Section 2.03 Further Assurances Regarding the Split-Off. In addition to the actions specifically provided for elsewhere in this Agreement and in any Ancillary Agreement, Outdoor Americas shall, at CBS’s direction, use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things commercially reasonably necessary, proper or expeditious under applicable laws, regulations and agreements in order to consummate and make effective the Split-Off as promptly as reasonably practicable or to assist CBS in any transfer of all or any portion of its Outdoor Americas Common Stock, whether in a public or private sale, exchange or other transaction, including by participating in meetings, drafting sessions, due diligence sessions, management presentation sessions, and “road shows” (including any marketing efforts). Without limiting the generality of the foregoing, Outdoor Americas shall, at CBS’s direction, cooperate with CBS, and execute and deliver, or use all commercially reasonable efforts to cause to have executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Governmental Approvals requested by CBS, in order to consummate and make effective the Split-Off or such other transaction.

Section 2.04 Further Assurances Following the Split-Off.

(a) The Parties intend to separate the CBS Business from the Outdoor Americas Business, and to convey, assign or otherwise transfer to the CBS Group the assets, rights, liabilities and other items relating to the CBS Business, and to convey, assign or otherwise transfer to the Outdoor Americas Group the assets, rights, liabilities and other items relating to the Outdoor Americas Business. At the reasonable request of either Outdoor Americas or CBS following the IPO Closing Time, and without further consideration, the other Party will execute and deliver, and will cause the applicable members of its Group to execute and deliver, to the requesting Party and the applicable members of its Group such other instruments of transfer, conveyance, assignment, substitution and confirmation and take such action as the requesting Party may reasonably deem necessary or desirable in order more effectively to transfer, convey and assign to the requesting Party and the members of its Group and confirm the requesting Party’s and the members of its Group’s title to all of the assets, rights and other items contemplated to be transferred to the requesting Party and the members of its Group pursuant to the Plan of Reorganization, this Agreement, the Ancillary Agreements, and any documents referred to therein, or that relate primarily to the CBS Business, if the transferee is a member of the CBS Group, or the Outdoor Americas Business, if the transferee is a member of the Outdoor Americas Group, to put the requesting Party and the members of its Group in actual possession and operating control thereof and to permit the requesting Party and the members of its Group to exercise all rights with respect thereto (including, without limitation, rights under contracts and other arrangements as to which the consent of any third party to the transfer thereof shall not have previously been obtained). At the request of either Outdoor Americas or CBS following the IPO Closing Time, and without further consideration, the other Party will execute and deliver, and will cause the applicable members of its Group to execute and deliver, to the requesting

Party and the applicable members of its Group all instruments, assumptions, novations, undertakings, substitutions or other documents and take such other action as the requesting Party may reasonably deem necessary or desirable in order to have the other Party fully and unconditionally assume and discharge the liabilities contemplated to be assumed by the other Party under the Plan of Reorganization, this Agreement, any Ancillary Agreement or any document in connection herewith, or that relate primarily to the CBS Business, if the other Party is a member of the CBS Group, or the Outdoor Americas Business, if the other Party is a member of the Outdoor Americas Group, and to relieve the CBS Group or the Outdoor Americas Group, as applicable, of any liability or obligation with respect thereto and evidence the same to third parties. Neither the requesting Party nor the other Party shall be obligated, in connection with the foregoing, to expend money other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees. Furthermore, each Party, at the request of the other Party, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

(b) Other than as set forth herein, the Plan of Reorganization or in the Ancillary Agreements, each Party represents and warrants to the other Party that, as of the date hereof, such Party is not aware of any assets, rights, liabilities and other items that are or would be subject to Section 2.04(a) above.

Section 2.05 Disclaimer of Representations and Warranties. EACH PARTY, ON BEHALF OF ITSELF AND ALL MEMBERS OF ITS GROUP, UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, THE PLAN OF REORGANIZATION OR IN ANY ANCILLARY AGREEMENT, (A) NO MEMBER OF THE CBS GROUP, THE OUTDOOR AMERICAS GROUP OR ANY OTHER PERSON IS MAKING ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, TO ANY PARTY OR ANY MEMBER OF ANY GROUP IN ANY WAY WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY OR THE BUSINESS, ASSETS, CONDITION OR PROSPECTS (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING, ANY ASSETS OF CBS OR OUTDOOR AMERICAS, ANY LIABILITIES OF CBS OR OUTDOOR AMERICAS, THE OUTDOOR AMERICAS BUSINESS OR THE CBS BUSINESS; AND (B) EXCEPT AS SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NONE OF CBS, OUTDOOR AMERICAS OR ANY MEMBER OF THE CBS GROUP OR THE OUTDOOR AMERICAS GROUP OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE IPO, SPLIT-OFF, THE ENTERING INTO OF THIS AGREEMENT AND THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

ARTICLE III

DISCLOSURE OF INFORMATION

Section 3.01 Restrictions on Disclosure of Information. Without limiting any rights or obligations under any other agreement between or among the Parties and/or any of their respective Affiliates relating to confidentiality, until the Confidentiality Expiration Date, each of the Parties agrees that it shall not, and shall not permit any of its Affiliates or Representatives to, disclose any Confidential Information to any Person, other than to such Affiliates or Representatives on a need-to-know basis in connection with the purpose for which the Confidential Information was originally disclosed. Each of the Parties shall maintain, and shall cause its respective Affiliates to maintain, policies and procedures, and develop such further policies and procedures as shall from time to time become necessary or appropriate, to ensure compliance with this Section 3.01.

Section 3.02 Disclosure of Information. If any of the Parties or any of their respective Affiliates or Representatives becomes legally required to disclose any Confidential Information, such disclosing Party shall, to the extent legally permitted, promptly notify the Party owning (or asserting ownership of) the Confidential Information (the “Owning Party”) and shall use all commercially reasonable efforts to cooperate with the Owning Party so that the Owning Party may seek a protective order or other appropriate remedy and/or waive compliance with this Section 3.02. All expenses reasonably incurred in seeking a protective order or other remedy shall be borne by the Owning Party. If such protective order or other remedy is not obtained, or if the Owning Party waives compliance with this Section 3.02, the disclosing Party or its Affiliate or Representative, as applicable, shall (i) disclose only that portion of the Confidential Information it is compelled by Law to disclose, (ii) use all commercially reasonable efforts to obtain reliable assurance requested by the Owning Party that confidential treatment will be accorded such Confidential Information, and (iii) promptly provide the Owning Party with a copy of the Confidential Information so disclosed, in the same form and format so disclosed, together with a description of all Persons to whom such Confidential Information was disclosed.

Section 3.03 Records Retention.

(a) CBS and Outdoor Americas shall preserve and keep all of their respective books and records in the possession of such Party or its Related Parties and relating to the Outdoor Americas Business prior to any pre-Split-Off Date period, whether in electronic form or otherwise, for no less than the later of (i) its respective record retention policy as in effect as of the Split-Off Date, (ii) any period as may be required by any laws, regulations or rulings promulgated thereunder of any jurisdiction (or of any political subdivision or taxing authority thereof) or (iii) any period during which such books and records are the subject of pending or threatened litigation or regulatory investigation (to the end of such latest period, the “Retention Period”), at such Party’s sole cost and expense; provided, that with respect to any litigation or investigation arising after the Split-Off Date, clause (iii) of this sentence applies only to the extent that the Party in possession of such books and records has been notified of the retention requirements. Prior to knowingly disposing of any material financial records or workpapers or any internal audit workpapers and reports, to the extent such books and records relate to the Outdoor Americas Business and any pre-Split-Off Date period, each of Outdoor Americas and CBS shall notify the other Party in writing of such intention and afford the other Party the opportunity to take possession or request copies of such books and records at its discretion. For the avoidance of doubt, nothing in this Section 3.03 shall be interpreted as limiting the Tax Matters Agreement.

(b) CBS shall deliver to Outdoor Americas on, or as soon as practicable after, the Split-Off Date any and all original corporate organization books that CBS has in its possession relating solely to the Outdoor Americas Business, copies of which CBS may retain.

(c) Nothing in Section 3.03(b) shall require CBS to deliver (i) any documents or information the disclosure of which could, in CBS’s good faith reasonable belief, waive any legal privilege or doctrine of such disclosing Party; (ii) any documents or information prepared in connection with the IPO, Split-Off or other strategic transaction involving CBS’s interest in Outdoor Americas; or (iii) any materials regarding the Outdoor Americas Business created by CBS, other than any such materials created for or on behalf of Outdoor Americas or any of its Subsidiaries, or any of their predecessors.

ARTICLE IV

COVENANTS

Section 4.01 Financial and Other Information.

(a) Outdoor Americas and CBS agree that:

(i) Until the date on which CBS’s annual report on Form 10-K is filed for the year in which the Split-Off Date occurs (the “CBS Last 10-K Date”), Outdoor Americas shall, and shall cause each of its Subsidiaries to, maintain a system of internal accounting controls in accordance with GAAP and SEC and Tax-related requirements that will provide reasonable assurance that Outdoor Americas’ and such Subsidiaries’ books, records and accounts fairly reflect all transactions and dispositions of assets.

(ii) Until the end of the quarterly period in which the Split-Off Date occurs, Outdoor Americas shall, and shall cause each of its Subsidiaries to, maintain a fiscal year which commences and ends on the same dates as those of CBS’s fiscal year.

(iii) Unless CBS specifies otherwise to Outdoor Americas with reasonable advance notice, Outdoor Americas shall provide to CBS, until the end of the quarterly period in which the Split-Off Date occurs, (a) on a monthly basis, electronic submissions of its consolidated income statement, balance sheet and cash flows. (b) within five (5) Business Days after the end of each month, a year-to-date consolidated income statement and related statistical information for Outdoor Americas and (c) within six (6) Business Days after the end of each month, a consolidated balance sheet as of the end of the most recent month and a year-to-date consolidated cash flows for Outdoor Americas. Until the Split-Off Date, Outdoor Americas management shall as promptly as practicable answer any reasonable questions presented by CBS related to the submissions required by clauses (a) and (b) of the preceding sentence.

(iv) On a quarterly and annual basis until the Split-Off Date and for the first quarterly or annual period ending after the Split-Off Date, Outdoor Americas shall deliver to CBS: (a) within seven (7) Business Days after the end of the applicable quarterly or annual period, an electronic submission of year-to-date rollforwards of balance sheet accounts (for the same accounts required to be provided by

Outdoor Americas to CBS as of the date hereof); (b) within eight (8) Business Days after the end of the applicable quarterly or annual period (or by such other time as CBS may reasonably request with reasonable advance notice), a representation letter using the template provided by CBS, signed by the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Controller of Outdoor Americas (or officers with equivalent positions); (c) as soon as practicable, but in any event within seven (7) Business Days after the end of the applicable quarterly period or nine (9) Business Days after the applicable annual period, any additional supplemental schedules, as reasonably requested by CBS management and (d) two (2) Business Days before the filing of any CBS Quarterly Report on Form 10-Q or Annual Report on Form 10-K, a bring-down representation letter using the template provided by CBS, signed by the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Controller of Outdoor Americas (or officers with equivalent positions).

(v) After the Split-Off Date, as promptly as practicable, and in any event within the Required Time Period (as defined below), Outdoor Americas shall deliver to CBS via electronic submission, unless otherwise specified, (a) a year-to-Split-Off Date consolidated income statement and related statistical information for Outdoor Americas, (b) a consolidated balance sheet and related schedules as of the end of the month immediately preceding the Split-Off Date (if not previously provided) and as of the Split-Off Date, (c) detailed year-to-date rollforwards of balance sheet accounts through the Split-Off Date and (d) a final consolidated statement of cash flows and related schedules for Outdoor Americas for the year-to-Split-Off Date. The “Required Time Period” means, with respect to clause (a) of the preceding sentence, five (5) Business Days after the end of the month in which the Split-Off Date occurs, with respect to clauses (b) and (d) of the preceding sentence, six (6) Business Days after the end of the month in which the Split-Off Date occurs and with respect to clause (c) of the preceding sentence, seven (7) Business Days after the end of the month in which the Split-Off Date occurs.

(vi) From and after the date hereof, for each of the first three (3) fiscal quarters in each fiscal year of Outdoor Americas, as promptly as practicable, and in any event by the earlier of (i) five (5) days before the earlier of any meeting, or action by written consent, of the Outdoor Americas audit committee in which the committee discusses the financial results of such quarter and (ii) fourteen (14) Business Days after the end of such quarter, Outdoor Americas shall deliver to CBS drafts of the Outdoor Americas Quarterly Report on Form 10-Q and earnings release for the applicable quarter (collectively, the “Quarterly Financial Statements”), which shall include (A) the consolidated financial statements (and notes thereto) of Outdoor Americas for such periods and for the period from the beginning of the current fiscal year to the end of such quarter, setting forth in each case in comparative form for each such fiscal quarter of Outdoor Americas the consolidated figures (and notes thereto) for the corresponding quarter and periods of the previous fiscal year, all in reasonable detail and prepared in accordance with Article 10 of Regulation S-X, and (B) a discussion and analysis by management of Outdoor Americas’ and its Subsidiaries’ financial condition and results of operations for such fiscal period, including an explanation of any material changes from the same prior-year period, all in reasonable detail and prepared in accordance with Item 303(b) of Regulation S-K. Outdoor Americas shall deliver to CBS all material revisions to such drafts as soon as any such revisions are prepared or made. No later than the earlier of (x) two (2) Business Days prior to the date Outdoor Americas publicly files with, or furnishes to, the SEC the Quarterly Financial Statements or otherwise makes such Quarterly Financial Statements publicly available or (y) two (2) Business Days prior to the date on which CBS has notified Outdoor Americas that it intends to file with, or furnish to, the SEC CBS’s Quarterly Financial Statements, Outdoor Americas shall deliver to CBS the substantially final form of the Quarterly Financial Statements certified by the principal financial officer of Outdoor Americas as presenting fairly, in all material respects, the financial condition and results of operations of Outdoor Americas and its Subsidiaries; provided, that Outdoor Americas and CBS shall actively consult with each other regarding any changes (whether or not substantive) which Outdoor Americas may consider making to its Quarterly Financial Statements and related disclosures prior to the filing with, or furnishing to, the SEC. In addition to the foregoing, no (a) Quarterly Financial Statement or (b) any other document which refers or contains information with respect to CBS, including the ownership of Outdoor Americas by CBS, the separation of Outdoor Americas from CBS or the Split-Off shall be filed with, or furnished to, the SEC or otherwise made public by Outdoor Americas or any of its Subsidiaries without the prior consent of CBS, which shall not be unreasonably withheld. In any event, Outdoor Americas shall deliver to CBS its final Quarterly Report on Form 10-Q on the earlier of (x) the date CBS files its Quarterly Report on Form 10-Q or (y) thirty (30) days after the end of each of the first three (3) quarters in each fiscal year of Outdoor Americas (or by such other time as CBS may reasonably request with reasonable advance notice). If the time period required by the SEC for Outdoor Americas to file its Quarterly Report on Form 10-Q is changed, Outdoor Americas and CBS shall renegotiate in good faith to set more appropriate time periods relating to the dates as set forth in this Section 4.01(a)(vi). CBS shall determine, in its sole discretion, the timing of Outdoor Americas’ quarterly earnings releases; provided, that Outdoor Americas and CBS will consult with each other on such timing if the senior management of Outdoor Americas notifies CBS that Outdoor Americas is required by Law as advised by its counsel not to release its earnings at such time as initially determined by CBS. Immediately following the issuance thereof, Outdoor Americas shall deliver to CBS final copies of any earnings releases. This Section 4.01(a)(vi) shall terminate at the Split-Off Date except with respect to (x) the Quarterly Financial Statements for the quarter in which the Split-Off Date occurs and (y) any subsequent amendment of any Quarterly Financial Statements relating to periods prior to the Split-Off Date.

(vii) From and after the date hereof, for each fiscal year of Outdoor Americas, as promptly as practicable, and in any event by the earlier of (A) ten (10) days before the earlier of any meeting, or action by written consent, of the Outdoor Americas audit committee in which the committee discusses the financial results of such year and (B) seventeen (17) Business Days after the end of such year, Outdoor Americas shall deliver to CBS drafts of the Outdoor Americas Annual Report on Form 10-K and earnings release for the applicable fiscal year (the “Annual Financial Statements”), which shall include (1) drafts of the consolidated financial statements (and notes thereto) of Outdoor Americas for such year, setting forth in each case in comparative form the consolidated figures (and notes thereto) for the previous fiscal year, all in reasonable detail and prepared in accordance with Regulation S-X and (2) a discussion and analysis by management of Outdoor Americas’ and its Subsidiaries’ financial condition and results of operations for such year, including an explanation of any material changes from the same prior-year period, all in reasonable detail and prepared in accordance with Item 303(a) of Regulation S-K. Outdoor Americas shall deliver to CBS all material revisions to such drafts as soon as any such revisions are prepared or made. No later than the earlier of (x) five (5) Business Days prior to the date Outdoor Americas publicly files with, or furnishes to, the SEC the Annual Financial Statements or otherwise makes such Annual Financial Statements publicly available or (y) five (5) Business Days prior to the date on which

CBS has notified Outdoor Americas that it intends to file with, or furnish to, the SEC its Annual Financial Statements, Outdoor Americas shall deliver to CBS the final form of the Annual Financial Statements certified by the principal financial officer of Outdoor Americas as presenting fairly, in all material respects, the financial condition and results of operations of Outdoor Americas and its Subsidiaries; provided, that Outdoor Americas and CBS shall actively consult with each other regarding any changes (whether or not substantive) which Outdoor Americas may consider making to its Annual Financial Statements and related disclosures prior to the filing with, or furnishing to, the SEC. In addition to the foregoing, no (x) Annual Financial Statement or (y) any other document which refers or contains information with respect to CBS, including the ownership of Outdoor Americas by CBS, the separation of Outdoor Americas from CBS or the Split-Off shall be filed with, or furnished to, the SEC or otherwise made public by Outdoor Americas or any of its Subsidiaries without the prior consent of CBS, which shall not be unreasonably withheld. In any event, Outdoor Americas shall deliver to CBS its final Annual Report on Form 10-K on the earlier of (x) the date CBS files its Annual Report on Form 10-K or (y) forty (40) days after the end of each fiscal year of Outdoor Americas (or by such other time as CBS may reasonably request with reasonable advance notice). If the time period required by the SEC for Outdoor Americas to file its Annual Report on Form 10-K is changed, Outdoor Americas and CBS shall renegotiate in good faith to set more appropriate time periods relating to the dates as set forth in this Section 4.01(a)(vii). CBS shall determine, in its sole discretion, the timing of Outdoor Americas’ annual earnings release; provided, that Outdoor Americas and CBS will consult with each other on such timing if the senior management of Outdoor Americas notifies CBS that Outdoor Americas is required by Law as advised by its counsel not to release its earnings at such time as initially determined by CBS. Immediately following the issuance thereof, Outdoor Americas shall deliver to CBS final copies of any earnings releases. This Section 4.01(a)(vii) shall terminate at the Split-Off Date except with respect to (x) the Annual Financial Statements for the fiscal year in which the Split-Off Date occurs and (y) any subsequent amendment of any Annual Financial Statements relating to periods prior to the Split-Off Date.

(viii) Outdoor Americas shall deliver to CBS all Quarterly Financial Statements and Annual Financial Statements of each Subsidiary of Outdoor Americas which is required to file with, or furnish to, the SEC financial statements or otherwise make such financial statements publicly available, with such financial statements to be provided for the same periods, in the same manner and detail and on the same time schedule as those financial statements of Outdoor Americas required to be delivered to CBS pursuant to this Section 4.01.

(ix) All information provided by Outdoor Americas or any of its Subsidiaries to CBS pursuant to Section 4.01(a)(iii) through Section 4.01(a)(viii) inclusive shall be consistent in terms of format and detail and otherwise with the procedures in effect on the date hereof with respect to the provision of such financial information by the Outdoor Americas Business and/or Outdoor Americas and its Subsidiaries, as applicable, to CBS (and, where appropriate, as presently presented in financial reports to CBS’s Board of Directors), with such changes therein as may be requested by CBS from time to time consistent with changes in reporting by business units and Subsidiaries of CBS in accordance GAAP.

(x) This Section 4.01(a)(x) terminates at the Split-Off Date, except with respect to any amendment to any Outdoor Americas Public Document, which Outdoor Americas

Public Document is filed or furnished on or before the date on which Outdoor Americas’ annual report on Form 10-K is filed for the year in which the Split-Off Date occurs (the “Outdoor Americas Last 10-K Date”). Outdoor Americas and each of its Subsidiaries which files information with the SEC shall deliver to CBS, except as otherwise provided herein: (A) as soon as the same are prepared, substantially final drafts of (x) all reports, notices and proxy and information statements to be sent or made available by Outdoor Americas or any of its Subsidiaries to their security holders, (y) all regular, periodic and other reports to be filed under Sections 13, 14 and 15 of the Exchange Act (including Current Reports on Form 8-K and annual reports to stockholders), and (z) all registration statements and prospectuses to be filed by Outdoor Americas or any of its Subsidiaries with the SEC or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange (collectively, the documents identified in clauses (x), (y) and (z) are referred to herein as “Outdoor Americas Public Documents”); and (B) as soon as practicable, but in no event later than four (4) Business Days prior to the date the same are printed, sent or filed, whichever is earliest, substantially final drafts of all such Outdoor Americas Public Documents; provided, that Outdoor Americas and CBS shall actively consult with each other regarding any changes (whether or not substantive) which Outdoor Americas may consider making to any of the Outdoor Americas Public Documents and related disclosures prior to any anticipated filing with, or furnishing to, the SEC. In addition to the foregoing, no (x) Outdoor Americas Public Document or (y) any other document which refers or contains information with respect, to the ownership of Outdoor Americas by CBS, the separation of Outdoor Americas from CBS or the Split-Off shall be filed with, or furnished to, the SEC or otherwise made public by Outdoor Americas or any of its Subsidiaries without the prior consent of CBS, which consent shall not unreasonably be withheld.

(xi) Until the Split-Off Date, (a) Outdoor Americas shall continue to electronically submit to CBS, on the 15th day of each month (or by such other time as CBS may reasonably request with reasonable advance notice), monthly forecasts of its income statement, cash flows and balance sheet and, (b) on an annual basis, on October 31 of each year (or by such other time as CBS may reasonably request with reasonable advance notice), Outdoor Americas shall electronically submit to CBS a budgeted income statement, cash flows and balance sheet for each month within the upcoming year. All submissions shall be consistent in terms of format and detail and otherwise with the procedures in effect on the date hereof. Outdoor Americas shall also provide CBS an opportunity to meet with management of Outdoor Americas to discuss such budgets and projections.

(xii) Until the CBS Last 10-K Date, Outdoor Americas shall promptly deliver to CBS such additional financial and other information and data with respect to Outdoor Americas and its Subsidiaries and their business, properties, financial positions, internal controls, results of operations and prospects as from time to time may be reasonably requested by CBS, to the extent such information and data relate to periods through and including the Split-Off Date.

(xiii) Except with respect to Outdoor Americas’ quarterly and annual earnings releases (which shall be subject to Section 4.01(a)(xiv)), Outdoor Americas will consult with CBS as to the timing of all press releases and other statements to be made available by Outdoor Americas or any of its Subsidiaries to employees of Outdoor Americas or any of its Subsidiaries or to the public concerning material developments in the business, properties, earnings, results of operations, financial condition or prospects of Outdoor Americas or any of its Subsidiaries or the relationship between (A) Outdoor Americas or any of its Subsidiaries and (B) CBS or any of its Affiliates and shall deliver to CBS as soon as practicable but in no event later than two (2) Business Days prior to issuance, copies of substantially final drafts such releases. In addition, within such two (2)-day period, prior to the issuance of any such press release or public statement, Outdoor Americas shall actively consult with CBS regarding any changes (other than typographical or other similar immaterial changes) to such substantially final drafts. Immediately following the issuance thereof, Outdoor Americas shall deliver to CBS final copies of all press releases and other public statements. This Section 4.01(a)(xiii) shall terminate at the Split-Off Date.

(xiv) CBS and Outdoor Americas shall cooperate fully, and cause their respective accountants to cooperate fully, to the extent requested by the other Party in the preparation of the other Party’s public earnings releases, annual reports on Form 10-K, quarterly reports on Form 10-Q, any current reports on Form 8-K and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by CBS or Outdoor Americas with the SEC, any national securities exchange or otherwise furnished to the SEC or made publicly available (collectively, “CBS Public Filings” and the “Outdoor Americas Public Filings” and together, the “Public Filings”). CBS and Outdoor Americas agree to provide to each other all information with respect to Outdoor Americas that the other Party reasonably requests in connection with any Public Filings or that, in the judgment of either Party, is required to be disclosed or incorporated by reference therein under any Law. Such information shall be provided by such Party in a timely manner on the dates requested by the other Party (which may be earlier than the dates on which such Party otherwise would be required hereunder to have such information available) to enable the other Party to prepare, print and release all Public Filings on such dates as such Party shall determine. CBS and Outdoor Americas shall use their reasonable best efforts to cause their respective accountants to consent to any reference to them as experts in any Public Filing required under any Law. If and to the extent requested by either Party, the other Party shall diligently and promptly review all drafts of such Public Filing and prepare in a diligent and timely fashion any portion of such Public Filing pertaining to that Party. Prior to any printing or public release of any Public Filing, an appropriate executive officer of CBS or Outdoor Americas shall, if requested by the other Party, certify that the information provided by such Party relating to such Party, its Affiliates or its business in such Public Filing is accurate, true and correct in all material respects. Unless required by Law or GAAP, Outdoor Americas shall not publicly release any financial or other information which significantly conflicts with the information with respect to Outdoor Americas, any of its Affiliates or the Outdoor Americas Business that is included in any CBS Public Filing without CBS’s prior written consent. Prior to the release or filing thereof, CBS and Outdoor Americas shall provide each other with a draft of any portion of a Public Filing containing information relating to the other Party and its Subsidiaries and shall give such Party an opportunity to review such information and comment thereon; provided, that, prior to the Split-Off Date, CBS shall determine in its sole discretion the final form and content of all Public Filings. This Section 4.01(a)(xiv) shall terminate (A) with respect to CBS Public Filings on the CBS Last 10-K Date, except with respect to any amendment to any CBS Public Filing, which CBS Public Filing was originally filed, issued or furnished on or prior to the CBS Last 10-K Date and (B) with respect to Outdoor Americas Public Filings on the Outdoor Americas Last 10-K Date, except with respect to any amendment to any Outdoor Americas Public Filing, which Outdoor Americas Public

Filing was originally filed, issued or furnished on or prior to the Outdoor Americas Last 10-K Date; provided, that, the obligations regarding accountant consents will survive with respect to periods prior to the Split-Off Date.

(xv) Until the Split-Off Date, not less than sixty (60) days prior to making any changes regarding the independent certified public accountant engaged by Outdoor Americas (“Outdoor Americas’ Auditors”) which would result in Outdoor Americas’ Auditors being other than CBS’s independent certified public accountant, Outdoor Americas’ audit committee chair shall discuss with CBS’s audit committee chair the change under consideration. Such sixty (60)-day period shall be reduced to the extent that Outdoor Americas’ audit committee chair shall deem necessary in light of extenuating circumstances.

(xvi) Until the Split-Off Date, Outdoor Americas shall use its reasonable best efforts to enable the Outdoor Americas’ Auditors to complete their audit such that they will date their opinion on Outdoor Americas’ audited annual financial statements on or before the same date that CBS’s independent certified public accountants (“CBS’s Auditors”) date their final opinion on CBS’s audited annual financial statements (the “CBS Annual Statements”), and to enable CBS to meet its timetable for the printing, filing and public dissemination of the CBS Annual Statements.

(xvii) Until the Split-Off Date or to the extent related to a pre-Split-Off Date period, Outdoor Americas shall authorize Outdoor Americas’ Auditors to make available to CBS’s Auditors both the personnel who performed or are performing the annual audit of Outdoor Americas and work papers related to the annual audit of Outdoor Americas, in all cases within a reasonable time prior to the date of the Outdoor Americas’ Auditors opinion, so that CBS’s Auditors are able to perform the procedures they consider necessary to take responsibility for the work of Outdoor Americas’ Auditors as it relates to CBS’s Auditors report on CBS’s statements, all within sufficient time to enable CBS to meet its timetable for the printing, filing and public dissemination of the CBS Annual Statements.

(xviii) Until the Split-Off Date or to the extent related to a pre-Split-Off Date period, Outdoor Americas shall provide CBS’s internal auditors access to Outdoor Americas’ and its Subsidiaries, books and records so that CBS may conduct reasonable audits relating to the financial statements provided by Outdoor Americas pursuant hereto as well as to the internal accounting controls and operations of Outdoor Americas and its Subsidiaries.

(xix) (A) Until the Split-Off Date or to the extent related to a pre-Split-Off Date period, Outdoor Americas shall give CBS as much prior notice as is reasonably practical of any proposed determination of, or any changes in, its accounting estimates or accounting principles from those in effect on the date hereof; (B) until the Split-Off Date or to the extent related to a pre-De-consolidation Date period, Outdoor Americas will consult with CBS and, if requested by CBS, Outdoor Americas will consult with CBS’s independent public accountants with respect to the matters described in clause (A) of this Section 4.01(a)(xix); and (C) until the Split-Off Date, to the extent related to a pre-Split-Off Date period, Outdoor Americas will not make such determination or changes without CBS’s prior consent, which shall not be unreasonably withheld. Further, notwithstanding the time periods specified in this Section 4.01, Outdoor Americas will give CBS prompt notice of any amendments or restatements of accounting statements with respect to pre-De-consolidation Date periods, and will provide CBS with access as provided in clauses (xvii) and (xviii) hereof as promptly as possible such that CBS will be able to meet its financial reporting requirements.

(xx) Prior to the De-consolidation Date, Outdoor Americas shall make any changes in its accounting principles that are requested by CBS, provided that such change is consistent with GAAP. To the extent related to a period between the De-consolidation Date and the Split-Off Date, notwithstanding Section 4.01(a)(xix), Outdoor Americas shall make any changes in its accounting principles that are requested by CBS in order for Outdoor Americas’ accounting principles to be consistent with those of CBS unless Outdoor Americas’ audit committee chair determines otherwise after consultation with CBS’s audit committee chair or such chair’s designee.

(xxi) If, during the fiscal year in which the Split-Off Date occurs, Outdoor Americas changes its fiscal year, then CBS and Outdoor Americas will reasonably cooperate to agree on an interim audit date to support CBS’s pre-Split-Off Date financial statements for the De-consolidation Date year.

(xxii) After the Split-Off Date (A) each Party shall give the other Party as much prior notice as is reasonably practical of any proposed determination of, or any changes in, its accounting estimates or accounting principles from those in effect on the date hereof, to the extent they impact Outdoor Americas’ financial results and (B) each Party will consult with the other and, if requested by the other Party, will consult with the other Party’s independent public accountants with respect thereto.

(xxiii) In the event that either Outdoor Americas or (to the extent related to Outdoor Americas) CBS is the subject of any SEC comment, review or investigation (formal or informal) relating to a period prior to the Split-Off Date, such Party shall give the other Party a reasonable opportunity to be involved in responding to such comment, review or investigation. CBS shall approve the final response to any such comment, review or investigation to the extent related to a period prior to the De-consolidation Date.

(xxiv) Until the Split-Off Date, Outdoor Americas will test its internal controls as required by Sarbanes-Oxley, including by following the same four (4) Sarbanes-Oxley testing periods as CBS, and Outdoor Americas shall promptly give CBS the results of each of such tests.

(xxv) Until the Split-Off Date, Outdoor Americas will not accept new or renew existing audit services (if conducted by any auditing firm) or non-audit services (if conducted by PricewaterhouseCoopers LLP) without written approval from the CBS audit committee or its designee, and CBS shall approve Outdoor Americas’ invoices for audit and non-audit services, which shall be paid by CBS Outdoor Americas.

(xxvi) Until the Split-Off Date, Outdoor Americas will not hire any employee who, or whose immediate family member, previously worked for PricewaterhouseCoopers LLP without written approval by CBS.

Information provided pursuant to this Section 4.01 shall be deemed Confidential Information for purposes of this Agreement and shall be treated in accordance with the provisions of Article III. It being understood and agreed that the Public Filings shall be disclosed as required to be disclosed by Law, governmental order or the rules and regulations of the SEC. Nothing in this Section 4.01 shall require either party to violate any agreement with any of its customers, suppliers or other third parties regarding the confidentiality of commercially sensitive information relating to that customer, suppliers or other third parties or its business; provided, that in the event that Outdoor Americas is required under this Section 4.01 to disclose any such information, Outdoor Americas shall use all commercially reasonable efforts to seek to obtain such customers’, suppliers’ or other third parties’, consent to the disclosure of such information.

For the purposes of these covenants, CBS and Outdoor Americas understand and appreciate that their mutual interests will be best served by effecting a rapid and fair resolution of any claims or disputes which may arise out of this Section 4.01. Therefore, each Party agrees to use its reasonable best efforts to resolve all such disputes as rapidly as possible on a fair and equitable basis. Toward this end, each Party agrees to develop and follow a process for presenting, rapidly assessing, and settling claims and other disputes on a fair and equitable basis. If any dispute or claim arising under this Section 4.01 cannot be readily resolved by the Parties, the Parties agree to refer the matter to the chief financial officers of each Party (or their designees) who shall meet and attempt to resolve the dispute within fifteen (15) days from the date the dispute was brought before their attention. If any dispute or claim arising under this Section 4.01 cannot be resolved by such chief financial officers (or their designees), the Parties agree to refer the matter to a senior auditing partner of a nationally recognized accounting firm not currently providing services to either Party.

Notices to be provided pursuant to this Section 4.01 shall also include the chief accounting officer of each Party at the applicable address set forth in Section 10.09 herein.

Section 4.02 Litigation Matters.

(a) After the De-consolidation Date, with respect to any counsel representing or seeking to represent either CBS or Outdoor Americas or any of their respective Affiliates, or both, CBS and Outdoor Americas agree that in determining whether a conflict exists for such counsel in representing either or both Parties, the terms and provisions of each Party’s written outside counsel policies or engagement letters entered into prior to the De-consolidation Date providing for the application of conflicts rules on an enterprise-wide basis shall, to the extent broader than applicable laws or rules of practice, be waived for purposes of making such determination, and CBS and Outdoor Americas shall notify the applicable counsel of such waiver; provided, that CBS and Outdoor Americas agree that the firms listed on Schedule 4.02 to this Agreement are not conflicted with respect to representing either or both of CBS and Outdoor Americas.

(b) CBS and Outdoor Americas agree that their communications before the De-consolidation Date regarding anticipated, threatened, pending, or completed litigation, claims, government or regulatory inquiries, proceedings, or investigations, or internal investigations reflect joint defense and common interest communications, and thus are confidential and protected by the attorney-client privilege, work product doctrine, joint defense privilege, and any other applicable privileges. The Split-Off is not intended to compromise the confidential and privileged nature of those communications or any future privileged and confidential communications they might have regarding litigation, claims, inquiries, proceedings, or investigations.

(c) CBS and Outdoor Americas agree to reasonably cooperate with each other in good faith in any anticipated, threatened, or pending litigation, claims, government or regulatory inquiries, proceedings, or investigations, or internal investigations arising out of or relating to the Outdoor Americas Business or the Prior Relationship (whether such litigation, claims, inquiries, proceedings, or investigations arise before or after or after the De-consolidation Date) where either Party is a party in interest in such litigation, claims, inquiries, proceedings, or investigations, including to provide each other with reasonable access to records and information pursuant to Section 4.01 herein and to employees during normal business hours and upon reasonable notice (provided that such access shall not unreasonably interfere with any employee’s performance of his or her other employment duties); provided, that this Section 4.02(c) shall not apply in the event CBS and Outdoor Americas or their respective affiliates are adverse parties in any such litigation, claim, inquiry, proceeding, or investigation.

(d) From and after the date hereof until the Split-Off Date, CBS shall assume (or, as applicable, retain) control of each of the Actions solely related to the CBS Business commenced on or before the Split-Off Date (the “CBS Litigation Matters”), and CBS shall use its reasonable best efforts to have a member of the CBS Group substituted for any member of the Outdoor Americas Group named as a defendant in any such CBS Litigation Matters; provided, however, that CBS shall not be required to make any such effort if the removal of any member of the Outdoor Americas Group would jeopardize insurance coverage or rights to indemnification from third parties applicable to such CBS Litigation Matters.

(e) From and after the date hereof until the Split-Off Date, Outdoor Americas shall assume (or, as applicable, retain) control of each of the Actions solely related to the Outdoor Americas Business commenced on or before the Split-Off Date (the “Outdoor Americas Litigation Matters”), and Outdoor Americas shall use its reasonable best efforts to have a member of the Outdoor Americas Group substituted for any member of the CBS Group named as a defendant in any such Outdoor Americas Litigation Matters; provided, however, that Outdoor Americas shall not be required to make any such effort if the removal of any member of the CBS Group would jeopardize insurance coverage or rights to indemnification from third parties applicable to such Outdoor Americas Litigation Matters.

(f) Except as provided in Section 4.02(d) or Section 4.02(e), after the Split-Off Date, the Parties agree that with respect to all Actions commenced against any member of the CBS Group, any member of the Outdoor Americas Group or members of both Groups relating to events that take place before, on or after the Split-Off Date, such Actions shall be controlled by:

(i) CBS, if such Action relates solely to the CBS Business (as the CBS Business is conducted after the Split-Off Date) (a “Future CBS Litigation Matter”), and CBS shall use its reasonable best efforts to have a member of the CBS Group substituted for any member of the Outdoor Americas Group which may be named as a defendant in such Future CBS Litigation Matter; provided, however, that CBS shall not be required to make any such effort if the removal of any member of the Outdoor Americas Group would jeopardize insurance coverage or rights to indemnification from third parties applicable to such Future CBS Litigation Matter;

(ii) Outdoor Americas, if such Action relates solely to the Outdoor Americas Business (as the Outdoor Americas Business is conducted after the Split-Off Date) (a “Future Outdoor Americas Litigation Matter”), and Outdoor Americas shall use its reasonable best efforts to have a member of the Outdoor Americas Group substituted for any member of the CBS Group which may be named as a defendant in such Future Outdoor Americas Litigation Matter; provided, however, that Outdoor Americas shall not be required to make any such effort if the removal of any member of the CBS Group would jeopardize insurance coverage or rights to indemnification from third parties applicable to such Future Outdoor Americas Litigation Matter;

(iii) except as provided in paragraphs (i) or (ii) above, or as may be otherwise agreed by Outdoor Americas and CBS, (x) CBS, at its sole option, for so long as CBS beneficially owns, either directly or indirectly, more than fifty percent (50%) of (I) the total combined voting power of all classes of voting securities of Outdoor Americas or (II) the total combined equity interests of Outdoor Americas or (y) if CBS does not elect to control pursuant to clause (x), Outdoor Americas and CBS jointly, if (A) members of both Groups jointly operate or operated at the relevant time the Business to which such Action relates, (B) an Action arises from or relates to the IPO Registration Statement or any other document filed with any Governmental Authority at or prior to the Split-Off Date by CBS or Outdoor Americas in connection with the IPO or the Split-Off, or (D) an Action is brought by any person against Outdoor Americas and/or CBS with respect to the IPO or the Split-Off (the matters in clauses (A) through (D) being “Future Joint Litigation Matters”); provided, however, that no member of either Group may settle a Future Joint Litigation Matter without the prior written consent of the members of the other Group named or involved in such Future Joint Litigation Matter, which consent shall not be unreasonably withheld or delayed; provided further that either Party may settle a Future Joint Litigation matter if such settlement is for money only and provides a full release from any liability under such Future Joint Litigation Matter for the other Party and, as applicable, the members of the other Party’s Group;

(iv) to the extent the Party named in an Action described in this Section 4.02 (the “Named Party”) is not substituted for as described in Section 4.02(d), Section 4.02(e), Section 4.02(f)(i) or Section 4.02(f)(ii) by a member of the Group which has assumed control of such Action pursuant to this Section 4.02 (the “Responsible Party”), the Parties hereto agree to cooperate in defending against such Action and, subject to Article III, to provide each other with access to all Information relating to such Action except to the extent providing such access and such Information would prejudice an indemnification claim available to such Parties under this Agreement; and

(g) Actions, and any Losses arising out of or resulting from such Actions, that (i) relate to the CBS Business and not to the Outdoor Americas Business shall be the property of CBS, (ii) relate to the Outdoor Americas Business and not to the CBS Business shall be the property of Outdoor Americas, and (iii) relate to both the CBS Business and the Outdoor Americas Business shall be the property of, and shall be shared by, CBS and Outdoor Americas in proportion to their respective interests.

Section 4.03 Insurance Matters.

(a) Except as otherwise provided herein, from and after the De-consolidation Date, Outdoor Americas and its Affiliates shall cease to be insured under insurance policies or programs issued to, or maintained by, CBS (including programs of self-insurance or retained liability) under which Outdoor Americas or its Affiliates were, prior to the De-consolidation Date, also insured as additional insureds or otherwise (collectively, the “CBS Insurance Policies”). Nothing in this Section 4.03 shall restrict or abridge Outdoor Americas’ or its Affiliates’ rights and responsibilities, if any, under the CBS Insurance Policies, and Outdoor Americas shall continue to have access to such CBS Insurance Policies on the same terms and conditions as prior to the De-consolidation Date (including with respect to deductibles, retained liability, caps, stop-losses, limits or maximums) (i) under occurrence-based policies, with respect to occurrences happening prior to the De-consolidation Date or (ii) under claims-made policies, claims made or circumstances noticed to the insurer during the period provided under the applicable policy. Outdoor Americas shall be responsible at all times after the De-consolidation Date for securing and maintaining on its own behalf all insurance that it desires or is required to secure and maintain, which shall, in any event, include any insurance under which Outdoor Americas and its Affiliates were covered prior to the De-consolidation Date through insurance issued to CBS, including directors’ and officers’ liability insurance, crime insurance, fiduciary insurance, errors and omissions insurance, employment practices insurance, business travel accident insurance, and all property insurance.

(b) Outdoor Americas agrees, for itself and each other member of the Outdoor Americas Group, that no member of the CBS Group nor any of their directors, officers or employees shall have any liability to any member of the Outdoor Americas Group whatsoever as a result of the CBS Insurance Policies and insurance practices of CBS and its Subsidiaries as in effect at any time prior to the De-consolidation Date, including, without limitation, as a result of the level or scope of any such insurance, the creditworthiness of any insurance carrier, the terms and conditions of any CBS Insurance Policy, the adequacy or timeliness of any notice to any insurance carrier with respect to any claim or potential claim or otherwise; provided, however, that this Section 4.03(b) shall not limit the rights of Outdoor Americas and its Affiliates to access the CBS Insurance Policies.

(c) Except as otherwise provided in this Agreement or in any Ancillary Agreement, each of the parties intends by this Agreement, to the fullest extent permitted under the terms of the CBS Insurance Policies in accordance with the applicable Law that, with respect to any Outdoor Americas liability or Outdoor Americas Loss, each member of the Outdoor Americas Group retains all of its Insurance Rights, receives the full benefit of any transfer or assignment of Insurance Rights permitted under the terms of the CBS Insurance Policies in accordance with the applicable Law, and be a successor-in-interest to all rights that any member of the Outdoor Americas Group may have as of the De-consolidation Date, so as to avail itself of any such CBS Insurance Policy, to obtain the Insurance Proceeds and benefits thereof and to maximize the Insurance Proceeds and benefits recoverable under the CBS Insurance Policies. CBS shall, at the reasonable request of Outdoor Americas, take all steps reasonably necessary or desirable, including, without limitation, the execution and delivery of any instruments, to cooperate with and to assist Outdoor Americas in its pursuit of any claims properly being asserted by or on behalf of Outdoor Americas or its Affiliates under the CBS Insurance Policies in accordance with the foregoing; provided, however, that CBS shall not be required to incur any out-of-pocket costs, waive any rights or incur any liabilities in connection therewith, except to the extent that such costs are advanced or reimbursed, or such liabilities are assumed, by Outdoor Americas.

(d) Except as otherwise contemplated in this Agreement or in any Ancillary Agreement, after the De-consolidation Date, each member of the CBS Group and Outdoor Americas Group will share such Information as is reasonably necessary in order to permit the other to manage and conduct its insurance matters in an orderly fashion and pursue claims for insurance coverage under the CBS Insurance Policies in accordance with the terms of this Agreement, including, without limitation, sharing Information relating to impairment, exhaustion, potential exhaustion, and potential impairment of limits of liability of the CBS Insurance Policies and relating to maximums, caps, stop-loss or other limits applicable to Insurance Charges. Each member of the CBS Group and Outdoor Americas Group, at the request of the other, shall cooperate with and make commercially reasonable efforts to assist the other in recoveries for claims under any CBS Insurance Policy for the benefit of any insured party, including, without limitation, consulting and sharing Information with the other with respect to positions regarding insurance coverage, such as, by way of example, positions relating to the number of “occurrences” or “accidents” and the proper trigger of coverage, that may affect the other’s insurance rights or recoveries under the CBS Insurance Policies.

(e) Subject to Sections 4.03(d), (f), (g) and (i), with respect to liabilities of Outdoor Americas (exclusive of any insured liabilities of CBS), Outdoor Americas Losses (exclusive of any insured CBS Losses), insured liabilities of Outdoor Americas, and insured Outdoor Americas Losses, Outdoor Americas and the Outdoor Americas Subsidiaries shall have the right, responsibility and authority for claims administration and financial administration of claims that relate to or affect Outdoor Americas under the CBS Insurance Policies and for presentation and pursuit of claims for insurance coverage under the CBS Insurance Policies. Except as otherwise provided for in this Agreement or in any Ancillary Agreement, the members of the Outdoor Americas Group shall assume responsibility for, and shall pay to the appropriate insurance carriers or otherwise, any premiums, retrospectively rated premiums, defense costs, indemnity payments, deductibles, retentions, amounts payable by a CBS captive insurer (except for amounts actually reimbursed by a reinsurer of the captive), or other charges under the CBS Insurance Policies (collectively, “Insurance Charges”) whenever arising, that shall become due and payable under the terms and conditions of any applicable CBS Insurance Policy in respect of any liabilities, losses, claims, actions or occurrences, whenever arising or becoming known, to the extent such Insurance Charges involve or relate to any of the assets, businesses, operations or liabilities of the Outdoor Americas Business, whether the same relate to the period prior to, on or after the De-consolidation Date. To the extent that the terms of any applicable CBS Insurance Policy provide that any member of the CBS Group shall have an obligation to pay or guarantee the payment of any Insurance Charges relating to any member of the Outdoor Americas Group, CBS shall be entitled to demand that Outdoor Americas make such payment directly to the Person or entity entitled thereto or shall, upon demand by Outdoor Americas, make such payment with funds advanced to it by Outdoor Americas. In connection with any such demand, CBS shall submit to Outdoor Americas a copy of any invoice received by CBS pertaining to such Insurance Charges, together with appropriate supporting documentation, to the extent available. In the event that Outdoor Americas fails to pay any such Insurance Charges when due and payable, whether at the request of the Person entitled to payment or upon demand by CBS, CBS may (but shall not be required to) pay such Insurance Charges for and on behalf of Outdoor Americas and, thereafter, Outdoor Americas shall forthwith reimburse CBS for such payment. Subject to the other provisions of this Section 4.03, the responsibility for claims administration and financial administration of such CBS Insurance Policies in this Section 4.03(e) is in no way intended to limit, inhibit or preclude any right of CBS, Outdoor Americas or any other insured to insurance coverage for any insured claims under the CBS Insurance Policies.

(f) With respect to any joint liability or any joint Loss of CBS and Outdoor Americas, the right, responsibility and authority for claims administration and financial administration of claims that relate to or affect the CBS Insurance Policies and for the pursuit and prosecution of claims for insurance coverage under the CBS Insurance Policies shall be held jointly between the members of the CBS Group and the members of the Outdoor Americas Group. The members of the CBS Group and the members of the Outdoor Americas Group shall consult, cooperate and coordinate with each other, including, without limitation, granting consents to the other, which consents shall not be unreasonably withheld or delayed, with respect to such joint claims administration, financial administration of claims, and pursuit and prosecution of claims for insurance coverage under the Policies. No member of the Outdoor Americas Group shall commence any litigation, arbitration, mediation or similar proceeding (other than in accordance with Article VII) concerning coverage under the CBS Insurance Policies for such joint liabilities or joint Losses without the consent of CBS, which consent shall not be unreasonably withheld. No member of the CBS Group shall commence any litigation, arbitration, mediation or similar proceeding (other than in accordance with Article VII) concerning coverage under the CBS Insurance Policies for such joint liabilities or joint Losses without the consent of Outdoor Americas, which consent shall not be unreasonably withheld. Any insurance recoveries for such joint liability or such joint Loss shall be allocated between the members of the CBS Group and the Outdoor Americas Group in accordance with the portion of insurance recoveries that is attributable to the portion of such joint liability or such joint Loss that is a liability of CBS or a CBS Loss and the portion of such joint liability or such joint Loss that is a liability of Outdoor Americas or Outdoor Americas Loss, respectively.

(g) Claims for coverage of insured liabilities of Outdoor Americas or insured Losses of Outdoor Americas shall be tendered by CBS as necessary to invoke the benefit of the CBS Insurance Policies, at Outdoor Americas’ sole option, cost and expense. If such insurers do not promptly acknowledge insurance coverage in connection with the insured liabilities of Outdoor Americas or insured Losses of Outdoor Americas, then, with respect to such insured liabilities of Outdoor Americas or insured Losses of Outdoor Americas, Outdoor Americas or one of the Outdoor Americas Subsidiaries on an as-incurred basis (i) shall advance all amounts expended by the CBS Group for or with respect to such insured liabilities of Outdoor Americas or insured Losses of Outdoor Americas, including, without limitation, all costs and expenses in connection with the defense and settlement and in satisfaction of any judgment incurred, and amounts sufficient to cover any Losses required to be paid by CBS or its Subsidiaries and (ii) shall pay all costs incurred in connection with pursuing and recovering Insurance Proceeds with respect to the insured liabilities of Outdoor Americas or insured Losses of Outdoor Americas. Any payments made by Outdoor Americas or the Outdoor Americas Subsidiaries on account of such insured liabilities of Outdoor Americas or insured Losses of Outdoor Americas shall be deemed to be advances pursuant to this Section 4.03(g). Outdoor Americas and the Outdoor Americas Subsidiaries shall have the right to recover any advances made pursuant to this Section 4.03(g)

from CBS and the CBS Subsidiaries, and CBS and the CBS Subsidiaries shall have the obligation promptly to reimburse Outdoor Americas and the Outdoor Americas Subsidiaries for such advances, solely from the Insurance Proceeds of the CBS Insurance Policies that cover such insured liabilities of Outdoor Americas or insured Losses of Outdoor Americas and that are received by CBS or the CBS Subsidiaries. CBS and the CBS Subsidiaries (i) shall, at all times until paid to a member of the Outdoor Americas Group, hold Insurance Proceeds received for or with respect to insured liabilities of Outdoor Americas or insured Losses of Outdoor Americas in trust for the benefit of Outdoor Americas; and (ii) shall promptly remit such Insurance Proceeds to Outdoor Americas.

(h) This Agreement is not intended as an assignment or attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the CBS Group or the Outdoor Americas Group in respect of any insurance policy or any other contract or policy of insurance except to the extent such assignment is permitted by the terms of such policy in accordance with the applicable Law and CBS and Outdoor Americas have agreed to such assignment. Nothing in this Agreement shall be deemed to confer any insurance-related rights other than those provided under the terms of any applicable CBS Insurance Policy on any party other than the members of the CBS Group and Outdoor Americas Group, each of their insured persons and their respective successors-in-interest and respective permitted assignees in accordance with Section 10.08, including, without limitation, any right to enforce for any other party’s own benefit the arrangements made by CBS and Outdoor Americas in subparagraph (i) hereof.

(i) For purposes of the exhaustion of any limits that apply to coverage available under the CBS Insurance Policies and for purposes of exhaustion of any caps, stop-losses, limits or maximums that apply to any Insurance Charges, amounts shall be allocated to the CBS Insurance Policies on a first come/first served basis. That means that amounts covered by such CBS Insurance Policies (including, without limitation, amounts paid as defense costs, settlements or judgments) shall be allocated to such CBS Insurance Policies in the order in which valid claims for payment of such amounts were submitted under the CBS Insurance Policies by any member of the CBS Group or Outdoor Americas Group. With respect to the application of the first come/first served principles, the members of the CBS Group and Outdoor Americas Group shall act in good faith and avoid taking any actions for the purpose or with the intention of accelerating or delaying their payment of such amounts or their submission of claims under the CBS Insurance Policies in order to obtain some advantage with respect to the exhaustion of applicable limits or with respect to the application of the Insurance Charges under the CBS Insurance Policies; provided, however, that in the event that both CBS and Outdoor Americas or any of their respective Subsidiaries make claims under any CBS Insurance Policy which may or do individually or together exceed the amount of any applicable CBS Insurance Policy limit or sublimit, or any cap, stop-loss, limit or maximum that may apply to any Insurance Charges, under such CBS Insurance Policies, a fair and reasonable allocation of such policy limit or sublimit, or any such cap, stop-loss, limit or maximum that may apply to any Insurance Charges, shall be made between CBS and Outdoor Americas (the “Allocation”). CBS and Outdoor Americas shall negotiate the Allocation in good faith for a period not to exceed 30 days. If CBS and Outdoor Americas fail to agree upon the Allocation within such 30-day period, then each party shall be free to deliver an Escalation Notice pursuant to Section 7.02(a) and otherwise follow the dispute resolution provisions of Section 7.02.

(j) Each of the parties intends by this Agreement that a third-party Person, including a third-party insurer or reinsurer, or other third-party Person that, in the absence of the Agreement would otherwise be obligated to pay any claim or satisfy any indemnity or other obligation, shall not be relieved of the responsibility with respect thereto and shall not be entitled to a “windfall” (i.e., avoidance of the obligation that such Person would have in the absence of this Agreement). To the extent that any such Person would receive such a windfall, CBS and Outdoor Americas shall negotiate in good faith concerning an amendment of this Agreement to avoid such a windfall.

Section 4.04 Common Agreements.

(a) In connection with each of the Common Agreements, Outdoor Americas agrees to indemnify and hold harmless CBS and any of its Affiliates from and against any and all liabilities arising out of third-party claims or demands (including claims or demands by any party to any such Common Agreement, other than CBS, Outdoor Americas or any of their respective Affiliates) to the extent such claim or demand seeks payment or performance by CBS or one of its Affiliates of any liability or obligation of or requirement applicable to Outdoor Americas or any of its Affiliates under or with respect to the Common Agreements; provided that Outdoor Americas and its Affiliates will have no liability or obligation to CBS and its Affiliates for failure to purchase goods or services under the Common Agreements after the Split-Off Date, except where Outdoor Americas or one of its Affiliates has, in anticipation of the Split-Off, entered into a written agreement with the applicable third party to extend Outdoor Americas’ or such Affiliates’ participation under the Common Agreement past the Split-Off Date. As used in this Agreement, “Common Agreements” means written agreements both (x) to which CBS and/or any of its Affiliates is a party, and (y) to which Outdoor Americas and/or any of its Affiliates is a party, or under which Outdoor Americas and/or any of its Affiliates is deemed a party or receives goods or services by virtue of CBS’s ownership of Outdoor Americas; provided, however, that CBS Insurance Policies shall be addressed as set forth in Section 4.03 and shall not be considered Common Agreements.

(b) In connection with each of the Common Agreements, CBS agrees to indemnify and hold harmless Outdoor Americas and any of its Affiliates from and against any and all liabilities arising out of third-party claims or demands (including any claims or demands by any party to any such Common Agreement, other than CBS, Outdoor Americas or any of their respective Affiliates) Outdoor Americas or its Affiliates incur in connection with any breach of any obligation of CBS or any of its Affiliates under or with respect to the Common Agreements.

(c) CBS shall, consistent with past practice, allocate to Outdoor Americas and its Affiliates the applicable pro rata portion of amounts received from and amounts payable to third parties under the Common Agreements; provided that (i) Outdoor Americas and its Affiliates will have no liability or obligation to CBS and its Affiliates for failure to purchase goods or services under the Common Agreements after the Split-Off Date, except where Outdoor Americas or one of its Affiliates has, in anticipation of the Split-Off, entered into a written agreement with the applicable third party to extend Outdoor Americas’ or such Affiliates’ participation under the Common Agreement past the Split-Off Date, and (ii) Outdoor Americas and its Affiliates will not be allocated any portion of any “clawback” amounts, termination fees or similar payables to third parties under the Common Agreements as a result of the Split-Off. Amounts so allocated to Outdoor Americas or any of its Affiliates will be treated as a receivable or payable, as the case may be, of Outdoor Americas from or to CBS.

(d) CBS shall, and shall cause its Affiliates to, reasonably cooperate with Outdoor Americas and take actions reasonably requested by Outdoor Americas, in each case at Outdoor Americas’ expense with respect to third-party costs, in order to provide Outdoor Americas and its Affiliates with the ability to enforce the rights and benefits they would have had under the Common Agreements had they been an actual party.

ARTICLE V

SUBSCRIPTION RIGHT

Section 5.01 Issuance of Stock. Notwithstanding anything to the contrary in this Article V, following the IPO Closing Time and until the Split-Off Date (or, in the event that CBS determines not to pursue the Split-Off, the first date on which (i) no member of the CBS Group has “control” of Outdoor Americas within the meaning of Section 368(c) of the Code and (ii) the members of the CBS affiliated group (within the meaning of Section 1504 of the Code) do not satisfy the ownership requirements of Section 1504(a) of the Code with respect to Outdoor Americas), without the prior written consent of CBS or compliance by Outdoor Americas with Section 5.02 and 5.03, Outdoor Americas shall not issue any stock of Outdoor Americas, any instrument otherwise treated as stock of Outdoor Americas for U.S. federal income tax purposes or any securities, securities-based awards, options, warrants or rights convertible into or exercisable or exchangeable for stock of Outdoor Americas if such issuance would (or could reasonably be expected to) result in (x) no member of the CBS Group having “control” of Outdoor Americas within the meaning of Section 368(c) of the Code or (y) the members of the CBS affiliated group (within the meaning of Section 1504 of the Code) not satisfying the stock ownership requirements of Section 1504(a) of the Code with respect to Outdoor Americas.

Section 5.02 Subscription Right.

(a) Until the Split-Off Date, Outdoor Americas hereby grants to CBS, on the terms and conditions set forth herein, a continuing right (the “Subscription Right”) to purchase from Outdoor Americas, at the times set forth herein:

(i) with respect to the issuance of a class or series of shares of Outdoor Americas Voting Stock (whether in exchange for cash or assets or as the result of the conversion of any security), the number of such shares as is necessary to allow the CBS Group to maintain its Voting Percentage (or, in the case of a class or series not outstanding prior to such issuance, 80.1% of the total number of shares of such class or series being issued); and

(ii) with respect to the issuance of a class or series of shares of Outdoor Americas Non-Voting Stock (whether in exchange for cash or assets or as the result of the conversion of any security), the number of such shares as is necessary to allow the CBS Group to maintain its Non-Voting Ownership Percentage with respect to such class or series of shares (or, in the case of a class or series not outstanding prior to such issuance, 80.1% of the total number of shares of such class or series being issued).

The Subscription Right shall be assignable, in whole or in part and from time to time, by CBS to any member of the CBS Group. The exercise price for each share purchased pursuant to an exercise of the Subscription Right shall be: (i) in the event of the issuance by Outdoor Americas of shares in exchange for cash consideration, the per share price paid to Outdoor Americas in the related Issuance Event (defined below); and (ii) in the event of the issuance by Outdoor Americas of shares for consideration other than cash, the per share Market Price of such shares at the Issuance Event Date (defined below).

(b) The provisions of Section 5.02(a) hereof notwithstanding, and subject to Section 5.03 hereof, the Subscription Right granted pursuant to Section 5.02(a) shall not apply and shall not be exercisable in connection with the issuance by Outdoor Americas of any shares of Outdoor Americas Common Stock pursuant to any stock option or other executive, director or employee benefit, compensation or incentive plan maintained by Outdoor Americas, to the extent such issuance would not (and could not reasonably be expected to) result in (i) no member of the CBS Group having “control” of Outdoor Americas within the meaning of Section 368(c) of the Code and (ii) the members of the CBS affiliated group (within the meaning of Section 1504 of the Code) not satisfying the stock ownership requirements of Section 1504(a)(2) of the Code with respect to Outdoor Americas.

(c) At least twenty (20) Business Days prior to the issuance of any shares of Outdoor Americas Voting Stock or Outdoor Americas Non-Voting Stock (other than pursuant to any stock option or other executive or employee benefit or compensation plan maintained by Outdoor Americas in the circumstances described in Section 5.02(b) above and other than issuances of shares to any member of the CBS Group) or the first date on which any event could occur that, in the absence of a full or partial exercise of the Subscription Right, would result in a reduction in the Voting Percentage, a reduction in the Non-Voting Ownership Percentage or the issuance of any shares of a class or series of Outdoor Americas Voting Stock or Outdoor Americas Non-Voting Stock not outstanding prior to such issuance, Outdoor Americas will notify CBS in writing (a “Subscription Right Notice”) of any plans it has to issue such shares and the date on which such issuance could first occur (such issuance being referred to herein as an “Issuance Event” and the closing date of such issuance an “Issuance Event Date”). The Subscription Right Notice shall also specify the number of shares Outdoor Americas intends to issue or may issue (or, if an exact number is not known, a good faith estimate of the range of shares Outdoor Americas may issue) and the other terms and conditions of such Issuance Event.

(d) The Subscription Right may be exercised by CBS (or any member of the CBS Group to which all or any part of the Subscription Right has been assigned) for a number of shares equal to or less than the number of shares the CBS Group is entitled to purchase pursuant to Section 5.02(a). The Subscription Right may be exercised at any time after receipt of an applicable Subscription Right Notice and prior to the applicable Issuance Event Date by the delivery to Outdoor Americas of a written notice to such effect specifying (i) the number of shares to be purchased by CBS or any member of the CBS Group, and (ii) a determination of the exercise price for such shares. Upon any such exercise of the Subscription Right, Outdoor Americas will, on or prior to the applicable Issuance Event Date, deliver to CBS (or any member of the CBS Group designated by CBS), against payment therefor, certificates or other evidence of ownership, including book-entry (issued in the name of CBS or its permitted assignee hereunder or as directed by CBS) representing the shares being purchased upon such exercise. Payment for such shares shall be made by wire transfer or intrabank transfer of immediately available funds to such account as shall be specified by Outdoor Americas, for the full purchase price of such shares.

(e) Except as provided in Section 5.02(f), any failure by CBS to exercise the Subscription Right, or any exercise for less than all shares purchasable under the Subscription Right, in connection with any particular Issuance Event, shall not affect CBS’s right to exercise the Subscription Right in connection with any subsequent Issuance Event; provided, however, that the Voting Percentage and any Non-Voting Ownership Percentage following such Issuance Event in connection with which CBS so failed to exercise such Subscription Right in full or in part shall be recalculated to account for the dilution of CBS’s interest.

(f) The Subscription Right, or any part thereof, assigned to any member of the CBS Group other than CBS, shall terminate in the event that such member ceases to be a Subsidiary of CBS for any reason whatsoever.

Section 5.03 Settlement of CBS Benefit Plan Awards. Following the IPO Closing Time and until the Split-Off Date (or, in the event that CBS determines not to pursue the Split-Off, the first date on which (i) no member of the CBS Group has “control” of Outdoor Americas within the meaning of Section 368(c) of the Code and (ii) the members of the CBS affiliated group (within the meaning of Section 1504 of the Code) do not satisfy the ownership requirements of Section 1504(a) of the Code with respect to Outdoor Americas), without the prior written consent of CBS, Outdoor Americas shall not issue any stock of Outdoor Americas (or any securities, security-based awards, options, warrants or rights convertible into or exercisable or exchangeable for stock of Outdoor Americas) in settlement of any award, including without limitation any Outdoor Americas restricted stock unit, phantom stock, option, stock appreciation right or other securities-based award, granted pursuant to any stock option or other executive, director or employee benefit, compensation or incentive plan maintained by Outdoor Americas. The Parties hereby acknowledge and agree that it is their mutual intent that settlement of any such Outdoor Americas award shall be made in cash or in treasury shares created by purchase by Outdoor Americas of Outdoor Americas Common Stock in the open marketplace following the IPO.

Section 5.04 Applicability of Rights to Parent in the Event of an Acquisition. In the event Outdoor Americas merges into, consolidates, sells substantially all of its assets to or otherwise becomes an Affiliate of a Person (other than CBS), pursuant to a transaction or series of related transactions in which CBS or any member of the CBS Group receives equity securities of such Person (or of any Affiliate of such Person) in exchange for Outdoor Americas Common Stock held by CBS or any member of the CBS Group, all of the rights of CBS set forth in this Article V and in Section 4.01 shall continue in full force and effect and shall apply to the Person the equity securities of which are received by CBS pursuant to such transaction or series of related transactions (it being understood that all other provisions of this Agreement will apply to Outdoor Americas notwithstanding this Section 5.04). Outdoor Americas agrees that, without the consent of CBS, it will not enter into any agreement which will have the effect set forth in the first clause of the preceding sentence, unless such Person agrees to be bound by the foregoing provision.

ARTICLE VI

RELEASE; INDEMNIFICATION

Section 6.01 Indemnification by Outdoor Americas.

(a) Except as set forth in Section 6.02, Outdoor Americas agrees to indemnify and hold harmless CBS and its past, present or future Subsidiaries and Affiliates and any of their past, present or future Representatives, heirs, executors and any of their successors and assigns against any and all payments, losses, liabilities, damages, claims, and expenses (including without limitation, attorney’s fees and expenses incurred in good faith) and costs whatsoever (“Losses”), as incurred, arising out of or relating to: (i) all assets, businesses and operations conducted, operated, managed or owned, in whole or in part, by the Outdoor Americas Business; (ii) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information (whether written or oral) (1) contained in the IPO Registration Statement or any IPO Prospectus or the Split-Off Registration Statement or any Split-Off Prospectus, (2) contained in any public filings made by Outdoor Americas with the SEC following the IPO Closing Time or (3) provided by Outdoor Americas to CBS specifically for inclusion in CBS’s annual or quarterly reports following the IPO Closing Time.

(b) The obligations of the Parties under this Section 6.01 shall be in addition to any liability which any Party may have to the other Party.

Section 6.02 Indemnification by CBS.

(a) CBS agrees to indemnify and hold harmless Outdoor Americas and its past, present or future Subsidiaries and Affiliates and any of their past, present or future Representatives, heirs and any of their executors, successors and assigns against any and all Losses, as incurred, arising out of or relating to (i) all assets, businesses and operations conducted, operated, managed or owned, in whole or in part, by the CBS Business and (ii) any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the IPO Registration Statement or any IPO Prospectus or any Split-Off Registration Statement or Split-Off Prospectus, in each case, provided by CBS (whether in writing or orally) specifically for inclusion therein regarding CBS or set forth on Schedule 6.02(a) to this Agreement.

(b) The obligations of the Parties under this Section 6.02 shall be in addition to any liability which any Party may have to the other Party.

Section 6.03 Certain Other Matters. Notwithstanding anything to the contrary herein, the rights and obligations of the Parties with respect to indemnification for Taxes or Tax matters (other than any Taxes or Tax matters governed by Article IX of this Agreement) or other Losses that are the subject matter of the Tax Matters Agreement shall be governed solely by the Tax Matters Agreement; and the rights and obligations of the Parties with respect to any other indemnification or hold harmless obligation expressly set forth in any other provision of any Ancillary Agreement shall be governed solely by such provisions.

Section 6.04 Calculation of Indemnification Payments. The amount which any Indemnifying Party is required to pay to any Indemnified Party pursuant to this Agreement shall be reduced (including, but not limited to, retroactively) by any recovery, judgment, settlement or other amounts actually recovered, including insurance proceeds, by such Indemnified Party with respect to such liabilities. If an Indemnified Party shall have received payment with respect to liabilities and shall subsequently actually receive a recovery, judgment, settlement or other amount with respect to such liabilities, then such Indemnified Party shall promptly, but in no event later than fifteen (15) Business Days after such recovery, judgment, settlement or other amount actually received, pay to such Indemnifying Party a sum equal to the lesser of (i) the amount of such recovery, judgment, settlement or other amount actually received or (ii) the amount of payments actually received previously in respect of such Loss.

Section 6.05 Indemnification Procedures.

(a) The indemnification procedures set forth in Section 6.05 are applicable to any indemnity granted pursuant to this Agreement and the Ancillary Agreements (other than the Tax Matters Agreement). Notwithstanding anything herein to the contrary, indemnification procedures with respect to matters governed by the Tax Matters Agreement shall be governed solely by the Tax Matters Agreement.

(b) If a claim or demand is made against an Indemnified Party by any Person who is not a party to this Agreement or the Ancillary Agreements (a “Third-Party Claim”) as to which such Indemnified Party is entitled to indemnification pursuant to this Agreement or the Ancillary Agreements (other than the Tax Matters Agreement), such Indemnified Party shall give the Indemnifying Party notice of such Third-Party Claim, as promptly as practicable, but in any event no later than within fifteen (15) days of the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Agreement or the Ancillary Agreements except to the extent the Indemnifying Party is materially prejudiced by such failure and shall not relieve the Indemnifying Party from any other obligation or liability that it may have to any Indemnified Party other than under this Agreement or the Ancillary Agreements. The Indemnifying Party shall be entitled to assume and control the defense of such Third-Party Claim at its expense and through counsel of its choice, if it gives notice of its intention to do so to the Indemnified Party within fifteen (15) Business Days of the receipt of the notice of the Third-Party Claim from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the reasonable judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required to participate in such defense, at the expense of the Indemnifying Party. In the event the Indemnifying Party exercises the right to undertake any such defense against any such Third-Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party (solely for such purpose), subject to reimbursement of reasonable out-of-pocket expenses. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third-Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party (solely for such purpose), subject to reimbursement of reasonable out-of-pocket expenses. No such Third-Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed) unless such settlement is solely for money and includes an unconditional release of each Indemnified Party from any and all liabilities arising out of such action, claim, suit or proceeding and would not otherwise adversely affect the Indemnified Party. No such Third-Party Claim may be settled by the Indemnified Party without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim and shall be liable for the fees and expenses of counsel incurred by the Indemnified Party in defending such Third-Party Claim if the Third-Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party which the Indemnified Party reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third-Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

Section 6.06 Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 6.07 General Release.

(a) Outdoor Americas for itself and on behalf of its Subsidiaries hereby releases, remises and forever discharges each of CBS and its Subsidiaries or Affiliates and any of their Representatives from any Losses, obligations or responsibilities for any and all actions or failures to take action, in each case prior to the IPO Closing Time, including any actions which may be deemed to have been negligent or grossly negligent, relating to, resulting from or arising out of the operation or conduct of any assets, businesses and operations managed or operated by, or operationally related or ancillary to, directly or indirectly, the Outdoor Americas Business and the CBS Business, except for any liabilities, obligation or responsibility for any willful or intentional misconduct in the operation or conduct of the Outdoor Americas Business or the CBS Business prior to the IPO Closing Time.

(b) CBS for itself and on behalf of its Subsidiaries hereby releases, remises and forever discharges each of Outdoor Americas and its Subsidiaries or Affiliates and any of their Representatives from any Losses, obligations or responsibilities for any and all actions or failures to take action, in each case prior to the IPO Closing Time, including any actions which may be deemed to have been negligent or grossly negligent, relating or ancillary to, resulting from or arising out of the operation or conduct of any assets, businesses and operations managed or operated by, or operationally related to, directly or indirectly, the Outdoor Americas Business and the CBS Business, except for any liabilities, obligation or responsibility for any willful or intentional misconduct in the operation or conduct of the Outdoor Americas Business or the CBS Business prior to the IPO Closing Time.

(c) Nothing set forth in subsections (a) and (b) shall limit or otherwise affect any Party’s rights or obligations pursuant to, or contemplated by the Ancillary Agreements.

ARTICLE VII

DISPUTE RESOLUTION

Section 7.01 Disputes. Except as otherwise specifically provided in any Ancillary Agreement (the terms of which, to the extent so provided therein, shall govern the resolution of disputes, controversies or claims that are the subject of that Ancillary Agreement), the procedures for discussion, negotiation and arbitration set forth in this Article VII shall apply to all disputes, controversies or claims (whether arising in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with, this Agreement or any Ancillary Agreement or the validity, interpretation, breach or termination thereof, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the Split-Off Date), or the commercial or economic relationship of the Parties relating hereto or thereto, between or among any member of the CBS Group and the Outdoor Americas Group (collectively, “Agreement Disputes”).

Section 7.02 Dispute Resolution.

(a) CBS and Outdoor Americas will use commercially reasonable efforts to resolve expeditiously any Agreement Dispute on a mutually acceptable negotiated basis. In furtherance of the foregoing, any member of the Outdoor Americas Group or the CBS Group involved in an Agreement Dispute may deliver a notice (an “Escalation Notice”) demanding an in-person meeting between the General Counsels (or other designated senior-level management representative) of each of CBS and Outdoor Americas (or, if CBS and Outdoor Americas agree, of the appropriate strategic business unit or division within each such entity). A copy of any such Escalation Notice shall be given to the General Counsel of CBS and of Outdoor Americas (which copy shall state that it is an Escalation Notice pursuant to this Section 7.02). Any agenda, location or procedures for such discussions or negotiations between CBS and Outdoor Americas may be established by CBS and Outdoor Americas from time to time; provided, however, that the representatives of CBS and Outdoor Americas shall use their reasonable efforts to meet within thirty (30) days of the delivery of Escalation Notice (or such shorter time as is necessary to avoid immediate irreparable injury).

(b) If the General Counsel (or other designated senior-level management representatives) of CBS and Outdoor Americas are not able to resolve the Agreement Dispute within thirty (30) days after the date of receipt of the Escalation Notice (or such shorter time as is necessary to avoid immediate irreparable injury), then the Agreement Dispute shall be submitted to a committee consisting of one independent director of CBS and one independent director of Outdoor Americas.

(c) If CBS and Outdoor Americas are not able to resolve the Agreement Dispute through the processes set forth in paragraphs (a) and (b) of this Section 7.02 within sixty (60) days after the date of receipt of the Escalation Notice (or such shorter time as is necessary to avoid immediate irreparable injury), such Agreement Dispute shall be determined, at the request of either CBS or Outdoor Americas by arbitration, which shall be conducted (i) by three (3) arbitrators, consisting of one arbitrator appointed by CBS, one arbitrator appointed by Outdoor Americas and a third arbitrator appointed by the two (2) arbitrators appointed by CBS and Outdoor Americas and (ii) in accordance with the Commercial Rules of the American Arbitration Association (except with respect to the selection of arbitrators) in effect at the time of filing of the demand for arbitration. Any request for arbitration pursuant to this paragraph (c) may be made only after the Party requesting arbitration obtains the prior approval of its board of directors to make such request.

(d) The decision of the arbitrators shall be final and binding upon the Parties, and the expense of the arbitration (including the award of attorneys’ fees to the prevailing Party) shall be paid as the arbitrators determine. The decision of the arbitrators shall be executory, and judgment thereon may be entered by any court of competent jurisdiction. The seat of the arbitration shall be New York, New York.

(e) The existence of, and any discussions, negotiations, arbitrations or other proceedings relating to, any Agreement Dispute shall be considered by each Party as Confidential Information until such time as a judgment thereon is sought in a court of competent jurisdiction.

(f) Notwithstanding anything contained in this Agreement to the contrary, no member of the Outdoor Americas Group and no member of the CBS Group shall have the right to institute judicial proceedings against the other Party or any Person acting by, through or under such other Party, in order to enforce the instituting Party’s rights hereunder, except that any such member shall be permitted to seek an injunction in aid of arbitration with respect to an Agreement Dispute to preserve the status quo during the pendency of any arbitration proceeding pursuant to paragraph (b) of this Section 7.02. All judicial proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan in New York, New York.

Section 7.03 Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article VII with respect to all matters not subject to such Agreement Dispute.

ARTICLE VIII

CONDITION TO CONSUMMATION OF TRANSACTIONS; TERMINATION

Section 8.01 Condition. Consummation of the transactions provided for in this Agreement and the Ancillary Agreements are conditioned upon, and shall only be effected upon or after the occurrence of the IPO Closing Time.

Section 8.02 Termination. This Agreement may be terminated and the IPO and/or Split-Off abandoned by the Board of Directors of CBS in its sole discretion, without the approval of Outdoor Americas at any time prior to the IPO Effective Date or Split-Off Date, as applicable. In the event of any such termination, no Party shall have any liability of any kind to the other Party as a result of such termination.

ARTICLE IX

MATTERS RELATING TO EMPLOYEES

Section 9.01 General Principles.

(a) Assumption and Retention of liabilities; Related Assets.

(i) Effective as of the IPO Closing Time, except as expressly provided in this Agreement, the CBS Group shall assume or retain and the CBS Group hereby agrees to pay, perform, fulfill and discharge, in due course in full (A) all liabilities under all CBS Benefit Plans with respect to all CBS Employees, Former CBS Employees and their dependents and beneficiaries, (B) all liabilities with respect to the employment or termination of employment of all CBS Employees, Former CBS Employees, and other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or nonpayroll worker of any member of the CBS Group or in any other employment, non-employment, or retainer arrangement, or relationship with any member of the CBS Group), in each case to the extent arising in connection with or as a result of employment with or the performance of services to any member of the CBS Group, and (C) any other liabilities expressly assigned to CBS under this Agreement, in each case, whether arising before, on or after the IPO Closing Time. All assets held in trust to fund the CBS Benefit Plans and all insurance policies funding the CBS Benefit Plans shall be assets of CBS, except to the extent specifically provided otherwise in this Agreement.

(ii) Effective as of the IPO Closing Time, except as expressly provided in this Agreement, the Outdoor Americas Group shall assume or retain, as applicable, and the Outdoor Americas Group hereby agrees to pay, perform, fulfill and discharge, in due course in full, (A) all liabilities under all Outdoor Americas Benefit Plans, (B) all liabilities with respect to the employment or termination of employment of all Outdoor Americas Employees, Former Outdoor Americas Employees, and other service providers (including any individual who is, or was, an independent contractor, temporary employee, temporary service worker, consultant, freelancer, agency employee, leased employee, on-call worker, incidental worker, or nonpayroll worker of any member of the Outdoor Americas Group or in any other employment, non-employment, or retainer arrangement, or relationship with a member of the Outdoor Group), in each case to the extent arising in connection with or as a result of employment with or the performance of services to any member of the Outdoor Group, and (C) any other liabilities expressly assigned to any member of the Outdoor Group under this Agreement, in each case, whether arising before, on or after the IPO Closing Time. All assets held in trust to fund the Outdoor Benefit Plans and all insurance policies funding the Outdoor Benefit Plans shall be Assets of Outdoor, except to the extent specifically provided otherwise in this Agreement.

(b) CBS Benefit Plans. Except as expressly provided herein, (i) each Outdoor Americas Employee and Former Outdoor Americas Employee shall have ceased participation in all CBS Benefit Plans as of no later than such employee’s Employment Transfer Date, and (ii) each member of the Outdoor Americas Group shall have ceased to be a participating company (to the extent applicable) in any CBS Benefit Plan as of no later than the Benefits Transition Date.

(c) Outdoor Benefit Plans. With respect to any Outdoor Benefit Plan, the Outdoor Americas Group shall cause to be recognized (to the extent applicable) each Outdoor Americas Employee’s and Former Outdoor Americas Employee’s (i) past service with the CBS Group prior to such employee’s Employment Transfer Date or any other effective date for the applicable Outdoor Benefit Plan to the extent recognized under similar plans maintained by the CBS Group immediately prior to such date and (ii) vacation time and sick days that are accrued and unused as of such employee’s Employment Transfer Date.

(d) Commercially Reasonable Efforts. CBS and Outdoor Americas shall use commercially reasonable efforts to (i) enter into any necessary agreements to accomplish the assumptions and transfers contemplated by this Agreement and (ii) provide for the maintenance of the necessary participant records, the appointment of the trustees and the engagement of recordkeepers, investment managers, providers, insurers, and other third parties reasonably necessary to maintaining and administering the CBS Benefit Plans and the Outdoor Americas Benefit Plans.

(e) Regulatory Compliance. CBS and Outdoor Americas shall, in connection with the actions taken pursuant to this Agreement, reasonably cooperate in making any and all appropriate filings required under the Code, ERISA and any applicable securities laws, implementing all appropriate communications with participants, transferring appropriate records and taking all such other actions as the requesting Party may reasonably determine to be necessary or appropriate to implement the provisions of this Agreement in a timely manner.

Section 9.02 Defined Benefit Pension Plans.

(a) CBS Defined Benefit Plans. The CBS Group shall retain, and remain the sponsor of, the CBS Combined Pension Plan, the Westinghouse Executive Pension Plan, the CBS Retirement Excess Pension Plan and the CBS Supplemental Executive Retirement Plans (collectively, the “CBS DB Plans”). Active participation in the CBS DB Plans of any Outdoor Americas Employee or Former Outdoor Americas Employee who participated in any of the CBS DB Plans (collectively, the “Outdoor Participants”) shall cease immediately as of the De-consolidation Date. Outdoor Participants shall remain eligible to receive their benefits accrued under the CBS DB Plans as of the De-consolidation Date in accordance with the terms thereof. All assets and liabilities of the CBS DB Plans shall remain with the CBS Group or in a CBS DB Plan trust, as applicable, and, for the avoidance of doubt and notwithstanding anything in the Tax Matters Agreement to the contrary, the CBS Group shall be entitled to any Tax deductions arising in respect of the payment of any benefits under the CBS DB Plans. In order to assist the CBS Group in the administration of the CBS DB Plans (including in respect of the delivery of participant communications and payment of benefits), Outdoor Americas shall (i) provide to CBS (or, if so instructed by CBS, to the third-party record keepers for the CBS DB Plans) on a monthly basis updated Outdoor Participant employment information and (ii) inform CBS as soon as is reasonably practical of the separation from service of any Outdoor Participant.

(b) Outdoor Americas Defined Benefit Plans. The Outdoor Americas Group shall retain, and remain the sponsor of, the CBS Outdoor Group Inc. Pension Plan for Designated Hourly Employees and the Pension Plan for Employees of CBS Outdoor Canada (collectively, the “Outdoor DB Plans”). Assets in respect of benefits accrued under the Outdoor DB Plans have been separated from the CBS Master Trust effective no later than December 31, 2013 and will be separated from the Canada Master Trust (together with the CBS Master Trust, the “Pension Trusts”) effective no later than the De-consolidation Date. Upon separation of the assets in respect of benefits accrued under the Outdoor DB Plans from the Pension Trusts, such assets were or will be transferred to the newly formed trust or funding arrangements established for the Outdoor DB Plans in accordance with the directions of the applicable plan sponsor or fiduciary.

Section 9.03 Defined Contribution Pension Plans.

(a) Qualified Defined Contribution Plans. Effective as of the Benefits Transition Date, the Outdoor Americas Group established the Outdoor 401(k) Plan. Effective as of no later than the IPO Closing Time, the CBS Group shall have caused the accounts of the Outdoor Americas Employees and Former Outdoor Americas Employees under the CBS 401(k) Plan and related trust (including any outstanding loans) to be transferred to the Outdoor 401(k) Plan and related trust in cash or such other assets as determined by the applicable plan fiduciaries. As of the date of transfer to the trust maintained for the Outdoor 401(k) Plan of the CBS 401(k) Plan account of an Outdoor Americas Employee or Former Outdoor Americas Employee, Outdoor Americas shall cause the Outdoor 401(k) Plan and related trust to assume and be solely responsible for all liabilities for plan benefits under the Outdoor 401(k) Plan or CBS 401(k) Plan and related trusts to such Outdoor Americas Employee or Former Outdoor Americas Employee. CBS and Outdoor Americas agree to cooperate in making all appropriate filings and taking all reasonable actions required to implement the provisions of this Section

9.03(a); provided, that Outdoor Americas acknowledges that it shall be responsible for complying (or ensuring that its prototype plan provider is complying) with any requirements and applying for any Internal Revenue Service determination or opinion letters with respect to the Outdoor Americas 401(k) Plan and related trust. Subject to the requirements of applicable Law, as of no later than 15 days prior to the launch of the Initial Exchange Offer, the Outdoor Americas Group shall take such actions as are necessary to liquidate any shares of CBS Common Stock that are held in the Outdoor 401(k) Plan and its related trust. Subject to the requirements of applicable Law, from and following the transfer to the Outdoor 401(k) Plan and related trust of the accounts of the Outdoor Americas Employees and Former Outdoor Americas Employees under the CBS 401(k) Plan and related trust, the Outdoor Americas Group shall permit participants in the Outdoor 401(k) Plan to transfer the investment of their plan accounts out of CBS Common Stock and shall prohibit participants from transferring the investment of their plan accounts or electing the investment of new contributions to their plan accounts in shares of CBS Common Stock.

(b) Non-Qualified Defined Contribution Plans. Effective as of the Benefits Transition Date, Outdoor Americas established the Outdoor Excess 401(k) Plan. Effective as of no later than the IPO Closing Time, CBS shall have caused the accounts of the Outdoor Americas Employees and Former Outdoor Americas Employees under the CBS Excess 401(k) Plan and CBS Bonus Deferral Plan to be transferred to the Outdoor Excess 401(k) Plan. As of the transfer to the Outdoor Excess 401(k) Plan of the CBS Excess 401(k) Plan and CBS Bonus Deferral Plan accounts of an Outdoor Americas Employee or Former Outdoor Americas Employee, Outdoor Americas shall cause the Outdoor Excess 401(k) Plan to assume and be solely responsible for all liabilities for plan benefits under the Outdoor Excess 401(k) Plan or CBS Excess 401(k) Plan and CBS Bonus Deferral Plan to such Outdoor Americas Employee or Former Outdoor Americas Employee. Subject to the requirements of applicable Law, as of no later than 15 days prior to the launch of the Initial Exchange Offer, the Outdoor Americas Group shall take such actions as are necessary to cause all investments in notional shares of CBS Common Stock under the Outdoor Excess 401(k) Plan to be transferred into other investment alternatives. Subject to the requirements of applicable Law, from and following the transfer to the Outdoor Excess 401(k) Plan of the CBS Excess 401(k) Plan and CBS Bonus Deferral Plan accounts of an Outdoor Americas Employee or Former Outdoor Americas Employee, the Outdoor Americas Group shall permit participants in the Outdoor 401(k) Plan to transfer the investment of their plan accounts out of notional CBS Common Stock and shall prohibit participants from transferring the investment of their plan accounts or electing the investment of new contributions to their plan accounts in notional shares of CBS Common Stock.

Section 9.04 Collective Bargaining Agreements and Multiemployer Plans. The Outdoor Americas Group shall retain or otherwise be responsible for all collective bargaining agreements or similar labor agreements applicable to Outdoor Americas Employees or Former Outdoor Americas Employees in connection with their services to the Business (the “Outdoor CBAs”). The Outdoor Americas Group shall also retain or otherwise be responsible for all liabilities in respect of any “multiemployer plans” (within the meaning of Sections 3(37) and 4001(a)(3) of ERISA) (the “Outdoor Multiemployer Plans”) in which Outdoor Americas Employees or Former Outdoor Americas Employees participate or are eligible to receive benefits in connection with their services to the Business, including any “withdrawal liability” (within the meaning of Section 4201 of ERISA). If any “withdrawal liability” is imposed upon the CBS

Group in respect of any of the Outdoor Multiemployer Plans, the Outdoor Americas Group shall promptly indemnify the CBS Group for the full amount of such liabilities as soon as practicable following the request of the CBS Group. The Outdoor Americas Group shall take any action necessary to ensure that effective as of the IPO Closing Time the Outdoor CBAs and all liabilities thereunder and under the Outdoor Multiemployer Plans are solely obligations of the Outdoor Americas Group.

Section 9.05 Equity-Based Compensation.

(a) Options. Each CBS Option held by an Outdoor Americas Employee who remains employed by the Outdoor Americas Group as of the Conversion Date (as defined below) that is outstanding as of the De-consolidation Date or the earliest date thereafter on which a “corporate transaction” (within the meaning of Section 1.424-1(a)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 424 of the Code) has occurred (the “Conversion Date”) shall be converted into an Outdoor Americas Option and shall otherwise be subject to the same terms and conditions, including vesting and forfeiture provisions, after the Conversion Date as the terms and conditions applicable to such CBS Option immediately prior to the Conversion Date; provided, however, that from and after the Conversion Date:

(i) the number of shares of Outdoor America Common Stock subject to such Option, rounded down to the nearest whole share, shall be equal to the product obtained by multiplying (A) the number of shares of CBS Class B Common Stock subject to such CBS Option immediately prior to the Conversion Date by (B) the Outdoor Americas Option Ratio, and

(ii) the per-share exercise price of such Outdoor Americas Option, rounded up to the nearest whole cent, shall be equal to the quotient obtained by dividing (A) the per-share exercise price of such CBS Option immediately prior to the Conversion Date by (B) the Outdoor Americas Option Ratio;

provided, further, however, that the exercise price and the number of shares of Outdoor America Common Stock subject to such option shall be determined in a manner consistent with the requirements of Section 409A of the Code. For the avoidance of doubt, in no event shall a CBS Option be converted into an Outdoor Americas Option prior to the occurrence of a “corporate transaction” (within the meaning of Section 1.424-1(a)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 424 of the Code).

(b) RSUs. The CBS RSUs held by an Outdoor Americas Employee that are outstanding as of the IPO Closing Time shall be converted into Outdoor Americas RSUs, and shall otherwise be subject to the same terms and conditions, including vesting and forfeiture provisions, after the IPO Closing Time as the terms and conditions applicable to such CBS RSUs immediately prior to the IPO Closing Time; provided, however, that from and after the IPO Closing Time, the number of Outdoor Americas RSUs, rounded down to the nearest whole share, shall be equal to the product obtained by multiplying (i) the number of CBS RSUs immediately prior to the IPO Closing Time by (ii) the Outdoor Americas RSU Ratio.

(c) Unconverted Equity Awards. Any CBS Option or CBS RSU that does not convert into an Outdoor Americas Option or Outdoor Americas RSU pursuant to this Section 9.05 shall remain an obligation of the CBS Group and shall be settled (if at all) in accordance with its terms. For the avoidance of doubt and notwithstanding anything in the Tax Matters Agreement to the contrary, the CBS Group shall be entitled to any Tax deductions arising in respect of the settlement of any such CBS Option or CBS RSU.

Section 9.06 Cash-Based Compensation.

(a) Short-Term Bonus Awards. Outdoor Americas shall be responsible for determining all bonus awards that would otherwise be payable under the annual or short-term incentive plans of CBS to Outdoor Americas Employees and Former Outdoor Americas Employees for the calendar year in which the IPO Closing Time occurs. The Board of Directors of Outdoor Americas (or the appropriate committee designated by the Board of Directors of Outdoor Americas) shall also determine for Outdoor Americas Employees and Former Outdoor Americas Employees (i) the extent to which established performance criteria have been met, and (ii) the payment level for each Outdoor Americas Employee or Former Outdoor Americas Employee. Outdoor Americas shall assume all liabilities with respect to any such bonus awards payable to Outdoor Americas Employees and Former Outdoor Americas Employees for the calendar year in which the IPO Closing Time occurs and each calendar year thereafter.

(b) Long-Term Cash Incentive Awards. Outdoor Americas shall be responsible for determining all amounts payable pursuant to the long-term cash incentive plans of CBS to Outdoor Americas Employees and Former Outdoor Americas Employees that become payable following the IPO Closing Time. Outdoor Americas shall also determine for Outdoor Americas Employees and Former Outdoor Americas Employees (i) the extent to which established performance criteria have been met, and (ii) the payment level for each Outdoor Americas Employee or Former Outdoor Americas Employee. Outdoor Americas shall assume all liabilities with respect to any such bonus awards payable to Outdoor Americas Employees and Former Outdoor Americas Employees for the year in which the IPO Closing Time occurs and thereafter.

Section 9.07 Certain Welfare Benefit Plans; Workers’ Compensation.

(a) Health and Welfare Plans. Effective as of the applicable Employment Transfer Date, each Outdoor Americas Employee and each Former Outdoor Americas Employee who was employed by the Outdoor Americas Business at any point following the Benefits Transition Date shall cease participating in the CBS Health and Welfare Plans and become a participant in the Outdoor Americas Health and Welfare Plans. The Outdoor Americas Group shall be responsible for all liabilities relating to, arising out of or resulting from health and welfare coverage or claims under the Outdoor Americas Health and Welfare Plans, and the CBS Group shall be responsible for all liabilities relating to, arising out of or resulting from health and welfare coverage or claims under the CBS Health and Welfare Plans; provided, however, the Outdoor Americas Group shall reimburse the CBS Group for all liabilities incurred by the CBS Group in providing health and welfare benefits, including liabilities in respect of COBRA continuation coverage (other than long-term disability benefits) to Outdoor Americas Employees and Former Outdoor Americas Employees under the CBS Health and Welfare Plans. For purposes of this Agreement, a claim or liability (i) for medical, dental, vision and/or prescription drug benefits shall be deemed to be incurred upon the rendering of health services or provision of products giving rise to the obligation to pay such benefits; (ii) for life insurance and accidental death and dismemberment and business travel accident insurance benefits shall be deemed to be incurred upon the occurrence of the event giving rise to the entitlement to such benefits; (iii) short-term disability, salary continuation and long-term disability benefits, upon the date on which an individual incurs (or, if required under the terms of the relevant disability plan, is diagnosed with, in accordance with the terms of such plan) an injury or illness that qualifies (or would qualify following an absence from active employment for the requisite period of time) the individual for short-term disability, salary continuation or long-term disability benefits under the applicable disability plan; and (iv) for a period of continuous hospitalization shall be deemed to be incurred on the date of admission to the hospital.

(b) COBRA and HIPAA Compliance. Subject to the obligation of the Outdoor Americas Group to reimburse the CBS Group for all liabilities incurred by the CBS Group in providing health and welfare benefits under Section 9.07(a), (i) CBS shall be responsible for administering compliance with the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the CBS Health and Welfare Plans with respect to Outdoor Americas Employees and Former Outdoor Americas Employees and their covered dependents while any such individual was a participant in the CBS Health and Welfare Plans, and (ii) Outdoor Americas shall be responsible for administering compliance with the health care continuation requirements of COBRA, the certificate of creditable coverage requirements of HIPAA, and the corresponding provisions of the Outdoor Americas Health and Welfare Plans with respect to Outdoor Americas Employees and Former Outdoor Americas Employees and their covered dependents while any such individual was a participant in the Outdoor Americas Health and Welfare Plans. The Parties agree that the consummation of the transactions contemplated by this Agreement shall not constitute a COBRA-qualifying event for any purpose of COBRA.

(c) Workers’ Compensation Liabilities. Effective as of no later than the De-consolidation Date, the Outdoor Americas Group shall adopt workers’ compensation policies (the time such policies become effective, the “WC Effective Time”). All workers’ compensation liabilities relating to, arising out of, or resulting from any claim by an Outdoor Americas Employee or Former Outdoor Americas Employee that results from an accident occurring, or from an occupational disease which becomes manifest, prior to the WC Effective Time shall be retained by the CBS Group. All workers’ compensation liabilities relating to, arising out of, or resulting from any claim by an Outdoor Americas Employee or Former Outdoor Americas Employee that results from an accident occurring, or from an occupational disease which becomes manifest, on or after the WC Effective Date shall be retained by the Outdoor Americas Group. Notwithstanding the foregoing, in respect of periods prior to the WC Effective Time, the Outdoor Americas Group shall continue to reimburse the CBS Group for all workers’ compensation claims costs incurred by the CBS Group in respect of the Outdoor Americas Employees and Former Outdoor Americas Employees. For purposes of this Agreement, a compensable injury shall be deemed to be sustained upon the occurrence of the event giving rise to eligibility for workers’ compensation benefits or at the time that an occupational disease becomes manifest, as the case may be. The CBS Group and Outdoor Americas Group shall cooperate with respect to any notification to appropriate governmental agencies of the effective time and the issuance of new, or the transfer of existing, workers’ compensation insurance policies and claims handling contracts.

(d) Severance. An Outdoor Americas Employee shall not be deemed to have terminated employment for purposes of determining eligibility for severance benefits in connection with or in anticipation of the consummation of the IPO, Split-Off or other transactions contemplated by this Agreement. The Outdoor Americas Group shall be solely responsible for all liabilities in respect of all costs arising out of payments and benefits relating to the termination or alleged termination of any Outdoor Americas Employee or Former Outdoor Americas Employee’s employment that occurs prior to, as a result of, in connection with or following the consummation of the transactions contemplated by this Agreement, including any amounts required to be paid (including any payroll or other Taxes), and the costs of providing benefits, under any applicable severance, separation, redundancy, termination or similar plan, program, practice, contract, agreement or Law (such benefits to include any medical or other welfare benefits, outplacement benefits, accrued vacation and Taxes).

(e) Life Insurance in Canada. As of no later than the IPO Closing Time, any CBS Employees or Former CBS Employees that participate in CBS Health Welfare Plans administered by Canadian Subsidiaries of the Outdoor Americas Group (the “Canadian Life Insurance Plans”) shall cease participating in such plans. The Outdoor Americas Group shall be responsible for all liabilities relating to, arising out of or resulting from coverage or claims of CBS Employees and Former CBS Employees under the Canadian Life Insurance Plans prior to the IPO Closing Time.

Section 9.08 Employment Agreements. Any employment agreement between any member of the CBS Group and an Outdoor Americas Employee or Former Outdoor Americas Employee shall, as of no later than the IPO Closing Time, be assigned by such member of the CBS Group to a member of the Outdoor Americas Group and assumed by such member of the Outdoor Americas Group.

Section 9.09 Non-U.S. Benefit Plans. The matters, issues, and liabilities relating to, arising out of, or resulting from any Non-U.S. Benefit Plan and non-U.S.-related employment matters shall be handled in a manner that is in compliance with the requirements of applicable Law and, to the extent practicable, that is consistent with the principles and procedures set forth in this Agreement for comparable matters, issues, or liabilities relating to, arising out of, or resulting from any CBS Benefit Plans, Outdoor Americas Benefit Plans and employment matters generally. CBS and Outdoor Americas shall work together to determine the actions necessary or appropriate to implement the principles set forth in this Section 9.09. For purposes of clarity, if applicable Law requires an allocation of liabilities with respect to Non-U.S. Benefit Plans and non-U.S.-related employment matters that is different than as provided in this Agreement, the Party that assumes or retains such liabilities shall be reimbursed by the other Party for the amount of such liabilities.

Section 9.10 Administration.

(a) Sharing of Participant Information. CBS and Outdoor Americas shall share, and CBS shall cause each member of the CBS Group to share, and Outdoor Americas shall cause each member of the Outdoor Americas Group to share with each other and their respective agents and vendors (without obtaining releases) all participant information necessary for the efficient and accurate administration of each of the Outdoor Americas Benefit Plans and the CBS Benefit Plans. CBS and Outdoor Americas and their respective authorized agents shall, subject to applicable laws, be given reasonable and timely access to, and may make copies of, all information relating to the subjects of this Agreement in the custody of the other Party, to the extent necessary for such administration.

(b) No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not intended to confer upon any other Persons any rights or remedies hereunder. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude any member of the CBS Group, at any time after the date hereof, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any CBS Benefit Plan, any benefit under any CBS Benefit Plan or any trust, insurance policy or funding vehicle related to any CBS Benefit Plan. Except as expressly provided in this Agreement, nothing in this Agreement shall preclude any member of the Outdoor Group, at any time after the date hereof, from amending, merging, modifying, terminating, eliminating, reducing, or otherwise altering in any respect any Outdoor Benefit Plan, any benefit under any Outdoor Benefit Plan or any trust, insurance policy or funding vehicle related to any Outdoor Benefit Plan.

ARTICLE X

MISCELLANEOUS

Section 10.01 Limitation of liability. Neither CBS nor Outdoor Americas shall be liable to the other for any special, indirect, incidental, punitive or consequential damages or lost profits arising in connection with this Agreement; provided, however, the foregoing shall not apply to each Party’s indemnification obligations for liabilities to third parties to the extent set forth in Article VI.

Section 10.02 Public Announcements. From and after the IPO Closing Time, Outdoor Americas shall consult with CBS before issuing, and give CBS the opportunity to review and comment upon, that portion of any press release or other public statements that relates to the transactions contemplated by this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except (a) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; (b) as otherwise set forth in this Agreement; or (c) as is substantially consistent with information contained in prior public statements made in accordance with this Section 10.02.

Section 10.03 Further Assurances. Each Party agrees to execute, acknowledge, deliver, file, record and publish such further certificates, amendments to certificates, instruments and documents, and do all such other acts and things as may be required by Law, or as may be required to carry out the intent and purposes of this Agreement and the Ancillary Agreements and the transactions contemplated thereby. On or prior to the Split-Off Date, CBS and Outdoor

Americas shall take all actions as may be necessary to approve the stock-based employee benefit plans of Outdoor Americas in order to satisfy the requirement of Rule 16b-3 under the Exchange Act. Prior to the Split-Off Date, if one or more of the Parties identifies any commercial or other service that is needed to assure a smooth and orderly transition of the businesses in connection with the consummation of the transactions contemplated hereby, and that is not otherwise governed by the provisions of this Agreement or any other Ancillary Agreement, the Parties will cooperate in determining whether there is a mutually acceptable arm’s-length basis on which the other Party will provide such service.

Section 10.04 Expenses. Outdoor Americas shall pay all underwriting fees, discounts and commissions incurred in connection with the IPO and all bank fees, discounts and commissions incurred in connection with the incurrence of indebtedness by Outdoor Americas prior to the IPO. Except as otherwise provided in this Agreement, the Ancillary Agreements, the Plan of Reorganization or any other agreement between the Parties relating to the Split-Off or the IPO, all out-of-pocket and direct costs and expenses of the Parties, including printing and counsel fees, incurred in connection with the preparation of this Agreement and the Ancillary Agreements, the Split-Off and the IPO shall be paid by CBS. Notwithstanding the foregoing, Outdoor Americas shall pay any internal fees, costs and expenses incurred by Outdoor Americas in connection with the Split-Off, IPO and Plan of Reorganization.

Section 10.05 Waiver. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Party entitled to enforce such term, but such waiver shall be effective only if it is in writing signed by a duly authorized officer of the Party against which such waiver is to be asserted. Unless otherwise expressly provided in this Agreement, no delay or omission on the part of any Party in exercising any right or privilege under this Agreement shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement, nor shall any single or partial exercise of any right or privilege preclude any other or future exercise thereof or the exercise of any other right or privilege under this Agreement. No failure by either Party to take any action or assert any right or privilege hereunder shall be deemed to be a waiver of such right or privilege in the event of the continuation or repetition of the circumstances giving rise to such right unless expressly waived in writing by the Party against whom the existence of such waiver is asserted.

Section 10.06 Remedies. Each of CBS and Outdoor Americas acknowledges and agrees that under certain circumstances the breach by CBS or any of its Affiliates or Outdoor Americas or any of its Affiliates of a term or provision of this Agreement will materially and irreparably harm the other Party, that money damages will accordingly not be an adequate remedy for such breach and that the non-defaulting Party, in its sole discretion and in addition to its rights under this Agreement and any other remedies it may have at law or in equity, may apply to any court of law or equity of competent jurisdiction for specific performance and/or other injunctive relief in order to enforce or prevent any breach of the provisions of this Agreement.

Section 10.07 Performance. Each of the Parties shall use all commercially reasonable efforts to cause to be performed all actions, agreements and obligations set forth herein to be performed by any Affiliate of such Party.

Section 10.08 Successors and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as explicitly set forth herein, this Agreement may not be assigned by any Party by operation of law or otherwise without the express written consent of the other Party (which consent may be granted or withheld).

Section 10.09 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.09):

(i)	if to CBS:

CBS Corporation

51 West 52nd Street

New York, New York 10019

Attn: General Counsel

(ii)	if to Outdoor Americas:

CBS Outdoor Americas Inc.

405 Lexington Avenue, 17th Floor

New York, New York 10174

Attn: General Counsel

Section 10.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 10.11 Entire Agreement. This Agreement, together with the documents referenced herein (including the Plan of Reorganization and any Ancillary Agreements) constitute the entire agreement between the Parties with respect to the subject matter hereof, supersedes all prior written and oral and all contemporaneous oral agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. In the event of a conflict between the terms of this Agreement and any matters specifically and expressly governed by one of the Ancillary Agreements, the terms of such Ancillary Agreement shall govern.

Section 10.12 No Third-Party Beneficiaries. Except for the indemnification rights under this Agreement, (i) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (ii) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any other Ancillary Agreement.

Section 10.13 Governing Law. This Agreement (and any claims or disputes arising out of or related to this Agreement or to the transactions contemplated by this Agreement or to the inducement of any Party to enter into this Agreement or the transactions contemplated by this Agreement, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of Law rules that might lead to the application of the Laws of any other jurisdiction (other than Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York).

Section 10.14 Amendment. No provision of this Agreement, including any Schedules to this Agreement, may be amended, supplemented or modified except by a written instrument making specific reference to this Agreement or any such Schedules to this Agreement, as applicable, signed by all the Parties.

Section 10.15 Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph and Schedules are references to the Articles, Sections, paragraphs and Schedules of this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) references to “written” or “in writing” include in electronic form; (g) provisions shall apply, when appropriate, to successive events and transactions; (h) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; (i) a reference to any Person includes such Person’s successors and permitted assigns; (j) any reference to “days” means calendar days unless Business Days are expressly specified; and (k) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day.

Section 10.16 Counterparts. This Agreement may be executed in one or more counterparts, and by each Party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 10.17 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney or representative of either CBS or Outdoor Americas or their Affiliates shall have any liability for any obligations or liabilities of CBS or Outdoor Americas, respectively, under this Agreement or for any claims based on, in respect of, or by reason of, the transactions contemplated by this Agreement.

Section 10.18 Survival of Covenants. Except as expressly set forth in any Ancillary Agreement or the Plan of Reorganization, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and liability for the breach of any obligations contained herein or therein, shall survive the Split-Off Date and shall remain in full force and effect.

Section 10.19 Waiver of Jury Trial. EACH OF THE PARTIES WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE OT A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OR OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.19.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date and year first written above.

CBS CORPORATION

By:
Name:
Title:

CBS OUTDOOR AMERICAS INC.

By:
Name:
Title: